UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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AUTODESK, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2014

Dear Autodesk Stockholder:

     You are cordially invited to attend Autodesk’s 2014 Annual Meeting of Stockholders to be held on Tuesday, June 10, 2014, at 2:30 p.m., Pacific Time, at our San Francisco office, The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

     The 2014 Annual Meeting of Stockholders will be held for the following purposes:

1.	To elect the ten directors listed in the accompanying Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015;

3.	To hold a non-binding vote to approve compensation for our named executive officers;

4.	To approve the Autodesk, Inc. Executive Incentive Plan, as amended, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”); and

5.	To transact such other business as may properly come before the Annual Meeting.

     The accompanying Notice of 2014 Annual Meeting of Stockholders and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

     We are once again relying on the Securities and Exchange Commission rule that allows us to furnish proxy materials to our stockholders over the Internet rather than in paper form. We believe this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without hindering our stockholders’ timely access to this important information.

     We hope that you will be able to attend this year’s Annual Meeting. We will report on fiscal 2014, and there will be an opportunity for stockholders to ask questions. Even if you plan to attend the meeting, please ensure that you are represented by voting in advance. You can vote online, by telephone, or request, sign, date and return a proxy card to ensure your representation at the meeting. Your vote is very important.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carl Bass
President and Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Tuesday, June 10, 2014, at 2:30 p.m., Pacific Time.

Place	Autodesk’s San Francisco office, located at: The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

Items of Business	(1) To elect the ten directors listed in the accompanying Proxy Statement to serve for the coming year and until their successors are duly elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

(3) To hold a non-binding vote to approve compensation for our named executive officers.

(4) To approve the Autodesk, Inc. Executive Incentive Plan, as amended, pursuant to Section 162(m).

(5) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2014 Annual Meeting of Stockholders.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above, or at any time and date to which the Annual Meeting is properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder as of the close of business on April 11, 2014.

Voting	Your vote is very important. Even if you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and to vote. You can vote online, by telephone, or by requesting, signing, dating and returning your proxy card as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2014 Annual Meeting and Procedural Matters” beginning on page 1 of the Proxy Statement and the instructions on the notice of Internet availability of proxy materials.

All stockholders are cordially invited to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person by ballot even if you previously voted.

By Order of the Board of Directors,

Pascal W. Di Fronzo
Senior Vice President, General Counsel and Secretary

This notice of Annual Meeting, Proxy Statement and accompanying form of proxy card are being made available on or about April 25, 2014.

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF
STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING OF STOCKHOLDERS AND PROCEDURAL MATTERS

2014 Annual Meeting

Q:	Why am I receiving these proxy materials?

A: The Board of Directors (“Board”) of Autodesk, Inc. (“Autodesk,” “we” or “our”) is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2014 Annual Meeting of Stockholders, to be held on Tuesday, June 10, 2014, at 2:30 p.m., Pacific Time, and at any adjournment, postponement or other delay thereof (the “Annual Meeting”) for the purpose of considering and acting upon the matters set forth in this Proxy Statement. We are providing these materials to all of our stockholders through a Notice of Internet Availability of Proxy Materials (the “Notice”), except those stockholders who have specifically requested a full set paper copy of this Proxy Statement and our fiscal year 2014 Annual Report.

Q:	Where is the Annual Meeting?

A: The Annual Meeting will be held at Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105. The telephone number at that location is (415) 356-0700. Maps and directions to the Annual Meeting are available at www.autodesk.com under “Contact Us.”

Q:	What proposals will be voted on at the Annual Meeting?

A: At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the ten directors named in this Proxy Statement to serve for the coming year and until their successors are duly elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2015;
(3)	To approve, on an advisory basis, the compensation of our named executive officers; and
(4)	To approve the Autodesk, Inc. Executive Incentive Plan, as amended, pursuant to Section 162(m).

Q:	Can I attend the Annual Meeting?

A: Yes, you can attend the Annual Meeting in person if you are a stockholder of record or a beneficial owner as of April 11, 2014 (the “Record Date”). Please notify David Gennarelli, Autodesk's Director of Investor Relations, by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com if you plan to attend the Annual Meeting. You will need proof of identity to enter the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you also will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. The Annual Meeting will begin promptly at 2:30 p.m., Pacific Time. Please leave ample time for parking and to check in.

2014 Proxy Statement   1

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set paper copy of this Proxy Statement and fiscal year 2014 Annual Report?

A: We are once again relying on a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows us to send all of our stockholders a Notice that explains how to access the proxy materials over the Internet or how to request a paper copy of proxy materials. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice. Proxy materials for our 2015 and future annual meetings of stockholders will be delivered to you by a Notice rather than in paper form unless you specifically request to receive printed proxy materials.

Q:	Why did I receive a full set paper copy of this Proxy Statement in the mail and not a Notice regarding the Internet availability of proxy materials?

A: Stockholders who previously requested full paper copies of the proxy materials are receiving paper copies again this year. If you would like to reduce the costs we incur in printing and mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided at www.autodesk.com under “Investor Relations” or on your proxy card or voting instruction form.

Stock Ownership, Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A: Holders of record of Autodesk’s Common Stock, par value $0.01 per share (“Common Stock”), at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Beneficial owners at the close of business on the Record Date have the right to direct their broker, trustee or nominee on how to vote their shares, as described below. Stockholders are entitled to cast one vote for each share of Common Stock they hold as of the Record Date.

As of the Record Date, there were 227,478,831 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, Autodesk sent these proxy materials directly to you.

Beneficial owners—Most Autodesk stockholders hold their shares through a broker or other agent rather than directly in their own names. If your shares are held in a brokerage account or by a broker or other agent, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker or other agent. That entity is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other agent on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” giving you the right to do so from the broker or other agent that holds your shares.

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Q:	How many shares must be present or represented by proxy to conduct business at the Annual Meeting?

A: The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Stockholders are counted as present if they attend the Annual Meeting in person or have properly submitted a proxy. Under the General Corporation Law of the State of Delaware (the law governing Autodesk’s corporate activities), abstentions and broker “non-votes” are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What are “broker non-votes?”

A: Generally, if shares are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker or other agent can still vote the shares with respect to matters that are considered “routine,” but not with respect to “non-routine” matters. Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or other agent holding the shares as to how to vote on matters deemed “non-routine.” If a broker or other record holder of our Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the Annual Meeting.

Q:	Which ballot measures are considered “routine” or “non-routine”?

A: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015 (Proposal Two) is considered routine under applicable rules. A broker, trustee or nominee holding shares may generally use its discretion to vote on routine matters, so there should not be any broker non-votes in connection with Proposal Two. The election of the ten directors listed in the accompanying Proxy Statement (Proposal One), the advisory vote on executive compensation (Proposal Three) and the approval of the EIP (Proposal Four) are considered non-routine matters under applicable rules. A broker or other agent cannot vote without instructions on non-routine matters, so there may be broker non-votes on Proposals One, Three and Four.

Q:	How can I vote my shares in person at the Annual Meeting?

A: If you hold shares in your name as the stockholder of record, you may vote those shares in person at the Annual Meeting. If you hold shares beneficially in street name, you may vote those shares in person at the Annual Meeting only if you obtain a “legal proxy” giving you the right to do so from the broker or other agent that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or follow the voting instructions described below so that your vote will be counted if you later decide not to attend.

Q:	How can I vote my shares without attending the Annual Meeting?

A: If you are a stockholder of record, you may instruct the proxy holders how to vote your shares in one of three ways:

  by using the Internet voting site listed on the proxy card, by calling the toll-free telephone number listed on the proxy card and Notice, or by requesting a proxy card from Autodesk by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com, and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided.

Proxy cards submitted by mail must be received by the time the Annual Meeting begins in order for the related shares to be voted. If you sign, date and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

2014 Proxy Statement   3

Specific instructions for using the telephone and Internet voting systems are on the proxy card and Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on June 9, 2014.

If you are a beneficial owner, you will receive instructions from your broker or other agent that you must follow in order to have your shares voted. These instructions will indicate if Internet and telephone voting are available, and if so, how to access and use those methods.

Q: What is the voting requirement to approve these proposals?

A: Proposal One—A majority of the votes duly cast is required for the election of each director. If the number of shares voted “for” a director nominee exceeds the number of votes cast “against,” the nominee will be elected as a director of Autodesk to serve until the next annual meeting or until his or her successor has been duly elected and qualified. For additional information on how our majority voting policy works, see the section captioned “Corporate Governance” below.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the ten nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two—The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve, on an advisory basis, the compensation of our named executive officers.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Four—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve the EIP.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q: What happens if I do not cast a vote?

A: Stockholders of record—If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners—If you hold your shares in street name and you do not cast your vote, your broker, trustee or nominee can use its discretion to vote on ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two). However, you must cast your vote if you want it to count in the election of directors the non-binding approval of compensation for our named executive officers and the approval of the EIP. Your broker may not vote your uninstructed shares with respect to Proposals One, Three and Four.

2014 Proxy Statement   4

Q: How does the Board recommend that I vote?

A: The Board unanimously recommends that you vote your shares “FOR” the election of each of the ten nominees listed in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2015, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers and “FOR” the approval of the EIP.

Q: If I sign a proxy, how will it be voted?

A: All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting and not revoked before the polls are closed will be voted in accordance with the instructions on those proxy cards. If there are no instructions on an otherwise properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q: What happens if additional matters are presented at the Annual Meeting?

A: If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (for the purpose of soliciting additional proxies or otherwise), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q: Can I change or revoke my vote?

A: If you are a stockholder of record, there are three ways you can change your vote.

1.	Before your shares are voted at the Annual Meeting, you can file with Autodesk’s General Counsel a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares.
2.	You can attend the Annual Meeting and vote in person. Simply attending the Annual Meeting without actually voting will not revoke a proxy.
3.	If you voted online or by telephone, you may change that vote by voting again, either by making a timely and valid Internet or telephone vote or by voting in person at the Annual Meeting.

Any written notice of revocation or subsequent proxy card should be hand-delivered to Autodesk’s General Counsel or sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel, and must be received by the General Counsel before the vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name, there are two ways you can change your vote. You can submit new voting instructions to your broker or other agent. Alternatively, if you have obtained a legal proxy giving you the right to vote the shares from the broker or other agent that holds your shares, you can attend the Annual Meeting and vote in person.

Q: Who will bear the costs of soliciting votes for the Annual Meeting?

A: Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and other employees of Autodesk also may solicit proxies in person or by other means of communication. Such directors, officers and employees may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation, but will not receive any additional compensation. Autodesk has engaged the services of AST Phoenix Advisors, a professional proxy solicitation firm, to help us solicit proxies from stockholders, including certain brokers, trustees, nominees and other institutional owners, for a fee of approximately $8,500 plus costs and expenses.

2014 Proxy Statement   5

Q: Where can I find the voting results of the Annual Meeting?

A: We intend to announce preliminary voting results at the Annual Meeting and expect to provide final results in a Current Report on Form 8-K within four business days of the Annual Meeting.

Stockholder Proposals and Director Nominations at Future Meetings

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A: Stockholders may present proper proposals for inclusion in Autodesk’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Autodesk’s General Counsel in a timely manner. In order to be included in the proxy statement for the 2015 Annual Meeting of Stockholders, proposals must be received by Autodesk’s General Counsel no later than December 26, 2014, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

In addition, Autodesk’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by or at the direction of the Board, or by any stockholder entitled to vote who has delivered written notice to Autodesk’s General Counsel during the Notice Period (as defined below). Any such notice must contain specified information concerning the nominee(s) and the stockholder proposing such nomination(s). A stockholder who wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director should read the procedures discussed in “Corporate Governance-Nominating Process for Recommending Candidates for Election to the Board” on page 23 of this Proxy Statement.

Autodesk’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board, or (3) by a stockholder who has delivered written notice setting forth all information required by Autodesk’s Bylaws to Autodesk’s General Counsel during the Notice Period (as defined below).

For the purposes described above, the “Notice Period” begins 75 days before the one-year anniversary of the date on which Autodesk first mailed its proxy materials for the previous year’s annual meeting of stockholders, and lasts for 30 days. As a result, the Notice Period for the 2015 Annual Meeting of Stockholders will be from February 9, 2015, to March 11, 2015.

If a stockholder who has notified Autodesk of an intention to present a proposal at an annual meeting does not appear to present that proposal, Autodesk need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A: You can obtain a copy of the full text of the bylaw provisions discussed above by writing to the General Counsel of Autodesk or from www.autodesk.com under “Investor Relations-Corporate Governance.” All notices of proposals by stockholders should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

2014 Proxy Statement   6

Additional Information About the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A: You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards, voting instruction cards or Notices. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each account. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate Notice or a separate set of proxy materials and Fiscal Year 2014 Annual Report?

A: If you share an address with another stockholder, it is possible you will not each receive a separate Notice or a separate copy of the proxy materials and Fiscal Year 2014 Annual Report.

Stockholders who do not receive a separate Notice or a separate copy of the proxy materials and Fiscal Year 2014 Annual Report may request their own documents by calling (415) 507-6705 or by sending an email to investor.relations@autodesk.com. Similarly, stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials and Fiscal Year 2014 Annual Report can request to receive a single copy by following the instructions above.

Q:	What is the mailing address for Autodesk’s principal executive offices?

A: Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903.
Any written requests for additional information, additional copies of the proxy materials and Fiscal Year 2014 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board, communications to the Board or any other communications should be sent to this address.

Our Internet address is www.autodesk.com. The information posted on our website is not incorporated into this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 10, 2014

The Proxy Statement and Annual Report to Stockholders are available at:

https://materials.proxyvote.com/052769

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PROPOSAL ONE - ELECTION OF DIRECTORS

Nominees

Autodesk’s Bylaws currently set the number of directors at ten. Accordingly, upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated ten individuals to be elected at the Annual Meeting. All of the nominees are presently directors of Autodesk and have consented to being named in this Proxy Statement and to serving as directors if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the ten nominees named below. Your proxy cannot be voted for more than ten director candidates.

In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Board to fill the vacancy. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

Information and Qualifications

The name, age as of March 31, 2014, certain biographical information about each nominee, and the nominees’ unique qualifications to serve on the Board are set forth below. There are no family relationships among any of our directors or executive officers.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board, including procedures for nominations of directors.

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Carl Bass
President and Chief Executive Officer, Autodesk, Inc. Age: 56 Director since 2006

Mr. Bass joined Autodesk in September 1993 and has served as President and Chief Executive Officer since May 2006. Mr. Bass served as Interim Chief Financial Officer from August 2008 to April 2009. From June 2004 to April 2006, Mr. Bass served as Chief Operating Officer. From February 2002 to June 2004, Mr. Bass served as Senior Executive Vice President, Design Solutions Group. From August 2001 to February 2002, Mr. Bass served as Executive Vice President, Emerging Business and Chief Strategy Officer. From June 1999 to July 2001, he served as President and Chief Executive Officer of Buzzsaw.com, Inc., a spin-off from Autodesk. Mr. Bass has also held other executive positions within Autodesk. Mr. Bass was a director of McAfee, Inc. from January 2008 until its acquisition by Intel Corporation in February 2011. Mr. Bass has served on the board of directors of E2open, Inc. since July 2011.

Mr. Bass brings to the Board extensive experience in the technology industry and has spent nearly two decades in management roles within Autodesk. As our President and Chief Executive Officer, Mr. Bass possesses a deep knowledge and understanding of Autodesk's business, operations, and employees; the opportunities and risks we face; and management's strategy and plans for accomplishing Autodesk's goals. His service on the boards of directors of McAfee and E2open provided Mr. Bass with a strong understanding of his role as a director.

Pursuant to Mr. Bass’ employment agreement, Autodesk has agreed to continue to nominate Mr. Bass to serve as a member of the Board for as long as he is employed by Autodesk.

Crawford W. Beveridge
Non-Executive Chairman of the Board of Directors, Autodesk, Inc. Age: 68 Director since 1993

Mr. Beveridge is the non-executive Chairman of the Board of Directors. From April 2006 until January 2010, Mr. Beveridge served as Executive Vice President and Chairman EMEA, APAC and the Americas of Sun Microsystems, Inc. From March 1985 to December 1990 and from March 2000 to April 2006, Mr. Beveridge held other positions at Sun Microsystems, including Executive Vice President and Chief Human Resources Officer. From January 1991 to March 2000, Mr. Beveridge served as the Chief Executive Officer of Scottish Enterprise. Before joining Sun Microsystems in 1985, he held HR management positions in the United States and Europe with Hewlett-Packard, Digital Equipment Corporation, and Analog Devices Inc. Mr. Beveridge has served as a non-executive board member of iomart Group plc since September 2011.

Mr. Beveridge is independent and his three decades of experience in the high technology industry provide him with a deep understanding of Autodesk's technology and business. His management positions with Sun Microsystems have also provided him with critical insight into the operational requirements of a global company and the management and consensus-building skills required to lead our Board as non-executive Chairman. Mr. Beveridge’s extensive international experience, gained from his roles as Chief Executive of Europe’s largest economic development agency and as a member of the Council of Economic Advisers for Scotland, provides a valuable perspective to our Board.

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J. Hallam Dawson
Director Age 77 Director since 1988

Mr. Dawson is the founder of IDI Associates, a private investment bank specializing in Latin America, and served as Chairman of its board of directors from September 1986 to December 2012. From 1975 to 1984 he held positions at Crocker National Bank, including serving as president and a member of the board from 1980 to 1984. Prior to joining Crocker, Mr. Dawson was with The First National Bank of Chicago for 14 years. Mr. Dawson has been chairman of Albina Community Bank since October 2013.

Mr. Dawson, our longest serving independent director, brings to our Board over five decades of experience with finance, capital markets and accounting. He has a deep understanding of Autodesk’s business and technology. As the former president of one of the country’s largest banks, Mr. Dawson has the financial acumen necessary to serve on our Audit Committee. His deep international experience also provides him with an understanding of the challenges facing a global company. Mr. Dawson brings strong consensus-building skills and a functional understanding of the role of the board of directors developed through his service as a director of public and private companies and a charitable organization.

Thomas Georgens
Director Age: 54 Director since 2013

Mr. Georgens has served as the Chief Executive Officer and President of NetApp, Inc., a provider of data management solutions, since August 2009, and as a member of its board of directors since March 2008. Mr. Georgens joined NetApp in October 2005 as Executive Vice President and General Manager of Enterprise Storage Systems, and served as Executive Vice President of Product Operations from January 2007 through February 2008, and as President and Chief Operating Officer from February 2008 to August 2009. From 1996 to 2005, Mr. Georgens served in various roles at LSI Corporation, an electronics design company, and its subsidiaries, including as Chief Executive Officer of Engenio, President of LSI Logic Storage Systems, and Executive Vice President of LSI Logic. Prior to LSI, Mr. Georgens spent 11 years at EMC Corporation, a computer storage and data management company, in a variety of engineering and marketing positions. Mr. Georgens has been a member of the boards of directors of NetApp since March 2008 and Electronics for Imaging since April 2008.

Mr. Georgens is independent and has extensive experience in the technology industry. With over 25 years of experience working with various technology companies, he has a firm understanding of Autodesk’s industry, business and technology. Mr. Georgens’ experience at NetApp, including his executive and operational roles, and his service on the boards of directors of NetApp and Electronics for Imaging, gives him a clear understanding of his role as a director. Mr. Georgens’ years of service as an executive officer at NetApp provide him with the corporate governance knowledge necessary to serve on our Compensation and Human Resources Committee.

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Per-Kristian Halvorsen
Director Age: 62 Director since 2000

Dr. Halvorsen has served as Chief Innovation Officer and Senior Vice President of Intuit, Inc. since January 2009. Previously, he served as Intuit’s Chief Technology Innovation Officer from 2006 to 2007 and Chief Technology Officer from 2007 to 2008. He was Vice President and Director of the Solutions and Services Research Center at HPLabs from 2000 to 2005. Prior to holding these positions, Dr. Halvorsen was a laboratory director at the Xerox Palo Alto Research Center (Xerox PARC), where he worked for 17 years. Dr. Halvorsen has been a member of the board of directors of Iron Mountain Incorporated since September 2009.

Dr. Halvorsen is independent and has extensive experience in the technology industry. His over two decades of experience working with various technology companies provides him with a firm understanding of Autodesk’s industry, business and technology. His service on the boards of directors of Symantec Corporation and Iron Mountain Inc., where he also serves on the nominating and governance committee, gives Dr. Halvorsen a clear understanding of his role as a director and provides him with the corporate governance knowledge necessary to serve as Chairman of our Corporate Governance and Nominating Committee.

Mary T. McDowell
Director Age: 49 Director since 2010

Ms. McDowell served as Executive Vice President in charge of Nokia’s Mobile Phones unit from July 2010 to July 2012. Previously, Ms. McDowell served as Executive Vice President and Chief Development Officer of Nokia Corporation from January 2008 to July 2010 and as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia in 2004, Ms. McDowell spent 17 years in various executive, managerial and other positions at Compaq Computer Corporation and Hewlett-Packard Company, including serving as Senior Vice President, Industry-Standard Servers of Hewlett-Packard. Ms. McDowell also served as a director of NAVTEQ Corporation from July 2008 until July 2010.

Ms. McDowell is independent and brings to our Board extensive management experience in the technology industry. Her two and a half decades of experience working for global technology companies focused on innovation and collaboration provide her with a firm understanding of Autodesk’s core mission, business and technology. Ms. McDowell is also a frequent public speaker on topics including strategy leadership and consumer centricity. Her years of service as an executive officer at Nokia and other technology companies, including Compaq Computer and Hewlett-Packard, provide her with the executive compensation knowledge necessary to serve on our Compensation and Human Resources Committee.

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Lorrie M. Norrington
Director Age: 54 Director since 2011

Ms. Norrington has over 30 years of operating experience in technology, software, and internet businesses. Norrington currently serves as an advisor and in an Operating Partner capacity for Lead Edge Capital. Lead Edge is a growth equity firm that partners with world-class entrepreneurs and exceptional technology businesses. Ms. Norrington served as President of eBay Marketplaces from July 2008 to September 2010. Previously, she served in a number of senior management roles at eBay from July 2006 until June 2008. Prior to joining eBay, Ms. Norrington served from June 2005 to July 2006 as President and CEO of Shopping.com, Inc., an online shopping comparison site. Prior to joining Shopping.com, Ms. Norrington served from August 2001 to January 2005, initially as Executive Vice President of small business and later in the office of the CEO, at Intuit Inc., a business and financial management software company. Prior to joining Intuit, Ms. Norrington served in a variety of executive positions at General Electric Corporation over a twenty-year period, working in a broad range of industries and businesses. Ms. Norrington has served on the board of directors of DIRECTV since February 2011. Previously, she served on the boards of directors of Lucasfilm, from June 2011 until its acquisition by Disney in December 2012; McAfee, Inc. from December 2009 until its acquisition by Intel in February 2011, and Shopping.com from November 2004 until its acquisition by eBay in August 2005.

Ms. Norrington is independent and has extensive experience in online commerce and valuable management experience in technology and manufacturing industries. Her three decades of building businesses and adapting to and capitalizing on rapid technological advancement provide Ms. Norrington with a strong understanding of Autodesk’s industry, business and technology and the challenges Autodesk faces as we evolve our business model and adapt to customer needs and demands. Her experience as a chief executive officer provides her with the financial acumen necessary to serve as the Chair of our Audit Committee. Also, she is an accredited fellow of the National Association of Corporate Directors and brings significant governance knowledge to the Board.

Betsy Rafael
Director Age: 52 Director since 2013

Ms. Rafael has over 30 years of executive financial experience in the technology industry. Ms. Rafael served as Principal Accounting Officer of Apple Inc. from January 2008 to October 2012, and as its Vice President and Corporate Controller from August 2007 until October 2012. From April 2002 to September 2006, Ms. Rafael served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems, Inc., and held the position of Vice President, Corporate Finance for Cisco Systems from September 2006 to August 2007. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate, Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics International Corp. (“SGI”), culminating her career at SGI as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems, Inc. and Apple Computers. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael has served on the board of directors of Echelon Corporation since November 2005, and previously served on the board of directors of PalmSource, Inc.

Ms. Rafael, the newest member of our Board, is independent and has over 30 years of executive financial experience in the technology industry. Ms. Rafael’s experience at Apple and Cisco, including her finance and executive roles, provide her with a strong understanding of Autodesk’s industry, business and international operational challenges. Her experience as a principal accounting officer provides her with the financial acumen necessary to serve on our Audit Committee.

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Stacy J. Smith
Director Age: 51 Director since 2011

Mr. Smith has served as the Senior Vice President and Chief Financial Officer of Intel Corporation since January 2010. Mr. Smith joined Intel in 1988, became Vice President of Sales and Marketing in 2002, was appointed Vice President, Finance and Enterprise Services, and Chief Information Officer in May 2004, was appointed Vice President, Assistant Chief Financial Officer in March 2006, and in October 2007 was appointed Vice President, Chief Financial Officer. Mr. Smith has been a director of Gevo, Inc. since June 2010.

Mr. Smith is independent and brings over two decades of experience in the technology industry. Mr. Smith's experience at Intel, including his finance and executive roles, and his time spent overseas, provide him with a strong understanding of Autodesk's industry, business and international operational challenges. Mr. Smith's years of service as an executive officer at Intel provide him with the corporate governance knowledge necessary to serve on our Compensation and Human Resources Committee.

Steven M. West
Director Age: 58 Director since 2007

Mr. West is a founder and partner of Emerging Company Partners, LLC, a technology consulting firm formed in January 2004. Mr. West served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems. Prior to that, Mr. West was president of the Infotainment Business Unit at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West has served as a director of Cisco Systems, Inc. since April 1996.

Mr. West is independent and has extensive experience in the information technology industry. His three decades of experience, which includes founding Emerging Company Partners, provide Mr. West with a firm understanding of Autodesk’s industry, business and technology. His past service on the boards of directors of several public and private companies provides Mr. West with a firm understanding of his role as a director. Mr. West’s experience in executive positions and as the chair of the audit committee of Cisco provides him with the financial acumen necessary to serve on our Audit Committee.

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PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2015, and recommends that the stockholders vote to ratify that appointment. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Autodesk and its stockholders.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect a representative of Ernst & Young LLP to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Autodesk by Ernst & Young LLP and its affiliates for the fiscal years ended January 31, 2014 and 2013.

	Fiscal 2014	Fiscal 2013
	(in millions)
Audit Fees (1)	$3.2	$3.1
Audit-Related Fees (2)	0.2	0.3
Tax Fees (3)	0.4	0.6
All Other Fees (4)	0.3	0.3
Total	$4.1	$4.3
____________________
(1)	Audit Fees consisted of fees billed for professional services rendered for the integrated audit of Autodesk’s annual financial statements and management’s report on internal controls included in Autodesk’s Annual Reports on Form 10-K, for the review of the financial statements included in Autodesk’s Quarterly Reports on Form 10-Q and documents related to our December 2012 debt offering, and for other services, including statutory audits and services rendered in connection with SEC filings.
(2)	Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees arising from accounting-related consulting services.
(3)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.
(4)	Other fees consisted of fees for license compliance consultation services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP and its affiliates to Autodesk must be pre-approved by the Audit Committee. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP and its affiliates during the year. Periodically, the Audit Committee receives an update of all pre-approved audit and non-audit services conducted, and information regarding any new audit and non-audit services to be provided by Ernst & Young LLP and its affiliates. The Audit Committee reviews the update and approves the proposed services if such services are deemed acceptable.

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To ensure prompt handling of unexpected matters, the Chair of the Audit Committee has authority to amend or modify the list of audit and non-audit services and fees so long as such additional or amended services do not affect Ernst & Young LLP’s independence under applicable SEC rules. The Chair reports any such action taken at subsequent Audit Committee meetings.

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PROPOSAL THREE - NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by SEC rules, we are asking our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our Named Executive Officers (a “Say-on-Pay” vote). Autodesk’s executive compensation is described in the “Compensation Discussion and Analysis” beginning on page 26 and the accompanying compensation tables and narrative discussion in this Proxy Statement. Stockholders are encouraged to read that information in its entirety to obtain a complete understanding of our executive compensation program philosophy, design, and linkage to stockholder interests.

Autodesk has designed its compensation programs to reward executives for producing results that are aligned with the interests of stockholders. We emphasize “at risk” compensation dependent upon prospective financial, strategic and stock price performance and a retrospective assessment of Autodesk’s success to determine pay opportunities. On average, 81% of the Named Executive Officers’ fiscal 2014 target total direct compensation opportunity was variable in nature and “at risk.” In the case of the CEO, 89% of his fiscal 2014 total compensation opportunity was variable and “at risk” with 100% of that amount tied to Autodesk's financial performance.

The compensation programs are a balance of performance-orientation and attraction, retention and motivation. Of the total compensation opportunity for fiscal 2014, long-term incentives constituted 75% of compensation for the CEO and an average of 64% of compensation for all the Named Executive Officers.

Past Say-on-Pay Votes, Stockholder Outreach and Actions Taken

In June 2013, approximately 65% of the votes cast voted in support of our Say-on-Pay proposal. This was an 11 percentage point improvement over the prior year, in which approximately 54% of the votes were cast in favor of the Say-on-Pay proposal. Following the outcome of the June 2013 Say-on-Pay vote and at the direction of the Compensation and Human Resources Committee, members of management contacted Autodesk’s largest stockholders, representing over 50% of the outstanding Common Stock, to better understand their views and concerns about Autodesk’s executive compensation policies. Generally, most stockholders we spoke with welcomed and expressed positive support for the following executive compensation changes that we implemented in fiscal 2014:

We enhanced the metrics of fiscal 2014 Performance Stock Unit (“PSU”) awards to strengthen the link between Autodesk’s financial performance and the amount that may be earned from those awards by:

  Requiring that a portion of the awards be earned each year through the successful attainment of annual financial targets;

  Linking the amounts that ultimately may be received from the awards to relative Total Stockholder Return (“TSR”) of peer software companies; and

  Adding multi-year performance periods by incorporating three-year, two-year, and one-year relative TSR measurements.

We refined Autodesk’s compensation peer group to reflect the most comparable and size-relevant companies against which pay comparisons are drawn.

We amended the 2012 Employee Stock Plan to add performance measures tied to Autodesk’s business model transformation.

We strengthened the pay-performance link between the fiscal 2015 Performance Stock Unit awards and Autodesk’s financial performance, and altered the amount that may be earned from those awards by adding annual billings and subscriptions performance measures that are tied directly to Autodesk’s business model transition.

We engaged a new compensation consultant, Exequity LLP.

We adopted a “clawback” policy applicable to executive officers, in advance of the issuance of SEC regulations required by the Dodd-Frank Act.

These changes enhanced the already strong compensation governance practices implemented by the Compensation and Human Resources Committee and more closely aligned the total direct compensation opportunity of the Named Executive Officers with Autodesk’s objectives of driving meaningful annual financial growth and maximizing long-term value. See “Actions Relating to Stockholder Advisory Vote on Executive Compensation” on page 26 for more information regarding these changes.

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Compensation Guiding Principles

The executive compensation program is designed to attract, motivate, and retain talented executives and provide a sensible framework tied to corporate and individual performance and Autodesk long-term strategic goals. The general compensation objectives are to:

  Motivate executive officers to achieve business and financial goals;

  Balance rewards for short- and long-term performance; and

  Recruit and retain the highest caliber executives through competitive rewards.

Within this framework, the total compensation for each executive officer varies based on three dimensions:

  Whether Autodesk achieves its short-term and long-term financial and non-financial objectives;

  Individual performance; and

  Autodesk TSR.

Executive compensation is variable and balanced between short- and long-term performance, all of which is tied to Autodesk’s absolute and relative financial and stock price performance.

The executive compensation program includes performance-based short-term cash incentive compensation that rewards strong financial and operational performance, and long-term incentive compensation in the form of equity awards that reward relative TSR performance. Annual incentive cash payments are determined primarily by achievement of predetermined non-GAAP operating margin and revenue growth targets.

Compensation Governance Practices

A number of fundamental elements of our compensation programs support our overall philosophy. For example:

  We have a strong link between pay and performance;

  We offer a mix of short- and long-term focused compensation;

  We impose meaningful stock ownership guidelines;

  We prohibit executive officers from “hedging transactions” with Autodesk stock;

  The Compensation and Human Resources Committee has engaged its own independent compensation consultant;

  We adopted a “clawback” policy applicable to executive officers;

  Generally, executives do not receive material benefits or perquisites not otherwise provided to other employees;

  The change in control program for our executive officers requires both a change in control of Autodesk and termination of employment (“double trigger”) before any payments are made, and does not provide any “gross-ups”; and

  We have implemented a strong risk management program.

Vote Recommendation

When casting the 2014 Say-on-Pay vote, we encourage stockholders to consider our fiscal 2014 stockholder outreach and the changes we made to the executive compensation program to more closely align the total direct compensation opportunity of the Named Executive Officers with Autodesk’s objectives of driving meaningful annual financial growth and maximizing long-term value. Accordingly, we ask our stockholders to vote “FOR” the advisory, non-binding Say-on-Pay proposal at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) PROPOSAL APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

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PROPOSAL FOUR - APPROVAL OF THE EXECUTIVE INCENTIVE PLAN AS AMENDED AND RESTATED

In April 2005, our Board of Directors adopted the Executive Incentive Plan which was subsequently approved by our stockholders in June 2005. In March 2010, our Board of Directors amended the Executive Incentive Plan, which amendment and restatement was approved by our stockholders in June 2010. In April 2014, the Board of Directors approved further amendments to the Executive Incentive Plan (as it is being proposed here for stockholder approval, the "EIP") in order to include additional types of performance goal measures and to make certain non-substantive language adjustments. These amendments will be effective with respect to fiscal years 2016 and later.

The EIP is intended to permit the payment of bonuses that qualify as deductible “performance-based compensation” within the meaning of Section 162(m). Section 162(m) limits our ability to deduct for United States federal income tax purposes compensation in excess of $1,000,000 paid to each of Autodesk’s Chief Executive Officer and our three other highest paid executive officers (other than Autodesk’s Chief Financial Officer) in any one fiscal year. Grants of awards under the EIP will be subject to the $1,000,000 deduction limitation unless the EIP complies with the requirements of Section 162(m) for “performance-based compensation.” One of the requirements of “performance-based compensation” is that, if the Compensation and Human Resources Committee is given the authority under a plan to set specific performance goals, the material terms of the plan under which those performance goals are set must be approved by the stockholders every five years. Therefore, to comply with Section 162(m), we are asking stockholders once again to approve the EIP. If the EIP is not approved by our stockholders, then no bonuses will paid under the EIP with respect to fiscal years 2016 and later.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE EXECUTIVE INCENTIVE PLAN.

Description of the EIP

The following paragraphs provide a summary of the principal features of the EIP. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the EIP, which is attached hereto as Appendix A. Capitalized terms that are not defined have the meanings set forth in the EIP.

Eligibility. Participants in the EIP are executive officers and key employees of Autodesk, chosen solely at the discretion of the Compensation and Human Resources Committee. No person is automatically entitled to participate in the EIP in any plan year. Unless specifically excepted, each participant must remain an employee of Autodesk for all of a given fiscal year in order to be eligible to receive any award. Because our executive officers may be eligible to receive awards under the EIP with respect to fiscal 2016 and later years, our executive officers have an interest in this proposal.

Purposes. The purposes of the EIP are to motivate the participants to achieve goals relating to the performance of Autodesk or one of our business units or other objectively determinable goals and to reward them when those objectives are satisfied, thereby increasing stockholder value and the success of Autodesk by motivating executive officers to perform to the best of their abilities and to achieve Autodesk’s objectives. If certain requirements are satisfied, bonuses issued under the EIP may qualify as deductible “performance-based compensation” within the meaning of Section 162(m).

Administration. The EIP will be administered by the Compensation and Human Resources Committee, consisting of no fewer than two members of the Board of Directors who are not employees of Autodesk and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

Determination of Awards. Under the EIP, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee may choose from one or more of the following performance criteria: (a) annual revenue, (b) cash position, (c) earnings per share, (d) net income, (e) operating cash flow, (f) operating margins, (g) operating income, (h) return on assets, (i) return on equity, (j) return on sales, (k) total stockholder return, (l) recurring revenue (including annualized), (m) bookings, (n) billings, (o) number of customers, (p) objective customer indicators, (q) expenses, (r) cost reduction goals, (s) economic value added, (t) cash flow (including operating cash flow or free cash flow), (u)

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cash flow per share and (v) sales or revenue targets, including product or product family targets. The measures being added in the amendment and restatement of the EIP are items (l) through (v). We added items (l) through (v), in part, as a consequence of significant changes to Autodesk's business model. Approval of the EIP will constitute approval of the use of any of the above performance goal measures for purposes of Section 162(m).

The performance criteria may be based on absolute target numbers or growth in one or more categories compared to a prior period, and may differ for each participant. The financial measures that constitute performance criteria may, at the discretion of the Compensation and Human Resources Committee, be based on pro-forma numbers excluding extraordinary or one-time expenses or credits, such as restructuring expenses, extraordinary tax events, stock option expensing or the like.

The performance measures may also, as the Compensation and Human Resources Committee specifies, either include or exclude the effect of payment of the bonuses under the EIP or any other bonus plan of Autodesk. Performance criteria may apply to Autodesk or to one of our business units. Any other performance objectives must relate to a goal that is objectively determinable within the meaning of Section 162(m).

Our Compensation and Human Resources Committee may provide that attainment of a performance goal will be measured by adjusting the evaluation of performance goal performance to exclude (a) any extraordinary non-recurring items as described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 225 20, Income Statement —Extraordinary and Unusual Items (or any successor thereto) and/or in management’s discussion and analysis of financial conditions and results of operations appearing in our annual report to stockholders for the applicable year, or (b) the effect of any changes in accounting principles affecting Autodesk’s or a business unit’s reported results.

Target Award Determination. The Compensation and Human Resources Committee establishes the target award and payout formula for each participant. Each target award and payout formula must be set forth in writing.

Payout Determination and Certification. Prior to the payment of any award, the Compensation and Human Resources Committee must certify in writing the extent to which the performance goals applicable to each participant for the applicable performance period were achieved or exceeded. The award for each participant will be determined by applying the payout formula to the level of actual performance that has been certified by the

Compensation and Human Resources Committee, although the committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the EIP.

Payment of Awards. All awards will be paid in cash solely from our general assets as soon as is practicable following determination of the award, but in no event later than 2½ months after the end of the applicable performance period, unless the Compensation and Human Resources Committee chooses to defer the payment of awards as it determines, in its discretion, is necessary or desirable to preserve the deductibility of awards under Section 162(m). The Compensation and Human Resources Committee may also permit participant deferrals in its sole discretion.

Maximum Award. The maximum bonus payment that any participant may receive under the EIP in any of our fiscal years is $4,000,000.

Non-Performance-Based Compensation Bonuses. The Compensation and Human Resources Committee may determine to pay cash bonuses under the EIP that are not intended to constitute “performance-based compensation” within the meaning of Section 162(m) and which shall be payable pursuant to such terms and conditions as the Compensation and Human Resources Committee may determine in its sole discretion; provided, however, that in no event shall payment of a bonus under the EIP that is not intended to be “performance-based compensation” be contingent upon failure to achieve the performance goals under an otherwise performance-based arrangement in accordance with the regulations under Section 162(m).

Term of Plan. The EIP will continue until terminated by the Compensation and Human Resources Committee.

Amendment and Termination. The Compensation and Human Resources Committee may amend, modify, suspend or terminate the EIP, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency in the EIP or in any award granted under the EIP. However, no amendment, alteration, suspension or discontinuation may be made which would (i) impair any payments to participants made prior to the amendment, modification, suspension or termination, unless the Compensation and Human Resources Committee has made a determination that the amendment or modification is in the best interests of all persons to whom awards have theretofore been granted, and in no event may the amendment or modification result in an increase in the amount of compensation payable pursuant to the award or (ii) cause compensation that is, or may become, payable under the

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EIP to fail to qualify as “performance-based compensation.” To the extent necessary or advisable under applicable law, including Section 162(m), amendments will be subject to stockholder approval.

Indemnification. Our Board of Directors and Compensation and Human Resources Committee are generally indemnified by Autodesk for any liability arising from claims relating to the EIP.

Federal Income Tax Consequences. Under present federal income tax law, participants will recognize ordinary income equal to the amount of the bonus payment received in the year of receipt. The bonus payment will be subject to applicable income and employment tax withholding by Autodesk. If and to the extent that the EIP payments satisfy the requirements of Section 162(m) and otherwise satisfy the requirements for deductibility under federal income tax law, Autodesk will receive a deduction for the amount constituting ordinary income to the participant.

New Plan Benefits

Awards under the EIP are determined based on actual performance, so future actual awards are not determinable at this time. Non-employee directors are not eligible to participate in the EIP.

For fiscal 2014, the Compensation and Human Resources Committee made awards under the existing Executive Incentive Plan to our executive officers. For more information, please see “Executive Compensation—Compensation Discussion and Analysis.” For fiscal 2015, the Compensation and Human Resources Committee has determined that all of our executive officers will be eligible to participate in the existing Executive Incentive Plan.

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CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations. Our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. Over the years, we have devoted substantial attention to the subject of corporate governance and have developed Corporate Governance Guidelines (the “Guidelines”). The Guidelines set forth the principles that guide our Board’s exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers, and set corporate strategy.

The Board first adopted the Guidelines in December 1995 and has refined them periodically since then. For example, in March 2007, the Board amended the Guidelines to provide for majority voting in director elections, except for contested elections. The 2007 amendments also provided that the Board would only nominate a director who has already submitted a resignation that will take effect if such director fails to receive a majority vote and the Board accepts the resignation. In March 2009, the Board again amended the Guidelines to provide for a non-executive Chairman of the Board. In March 2010, the Board amended the Guidelines to, among other things, clearly outline the Board’s responsibility for overseeing Autodesk’s risk management. In December 2011, the Board amended the Guidelines to address changes in a director’s occupation, among other things. The Guidelines are available on our website at www.autodesk.com under “Investor Relations-Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees, and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer, all senior vice presidents, and all individuals reporting to our principal financial officer, to ensure that our business is conducted in a consistently legal and ethical manner. Our current Code of Business Conduct and Code of Ethics for Senior Executive and

Financial Officers are available on our website at www.autodesk.com under “Investor Relations-Corporate Governance.” We will post on this section of our website any amendment to our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of these Codes that are required to be disclosed by the rules of the SEC or The NASDAQ Global Select Market (“NASDAQ”).

Stock Ownership Guidelines

The Board believes directors and executive officers should have a meaningful financial stake in the Company in order to further align their interests with the Company’s stockholders. To that end, the Board has adopted mandatory ownership guidelines for the directors and executive officers. The stock ownership guidelines provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a fixed number of shares, depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of at least 10,000 shares. The Board reviews progress against these guidelines and requirements annually and updates them as appropriate. See “Executive Compensation—Compensation Discussion and Analysis” on page 26 for additional information regarding Autodesk’s stock ownership guidelines.

Independence of the Board

As required by applicable NASDAQ listing standards, a majority of the members of our Board qualify as “independent.” The Board has determined that, with the exception of Carl Bass, our President and Chief Executive Officer, all of its members are “independent directors” as that term is defined by applicable NASDAQ listing standards. That definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by applicable NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The independent directors meet regularly in executive session, without executive officers present, as part of the quarterly meeting procedure.

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Board Meetings and Board Committees

The Board held a total of eight meetings (including regularly scheduled and special meetings) during fiscal 2014. Each director attended at least 75% of the total number of meetings of the Board and committees of which he or she is a member during fiscal 2014. The Board currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Lorrie M. Norrington (Chair), J. Hallam Dawson, Betsy Rafael and Steven M. West, each of whom is “independent” as such term is defined for audit committee members by applicable NASDAQ listing standards. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee held 14 meetings during fiscal 2014. The Audit Committee has adopted a written charter, approved by the Board, which is available on Autodesk’s website at www.autodesk.com under “Investor Relations—Corporate Governance.”

See “Report of the Audit Committee of the Board of Directors” on page 62 for more information regarding the functions of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Mary T. McDowell (Chair), Thomas Georgens and Stacy J. Smith, each of whom qualifies as independent for compensation committee purposes under applicable NASDAQ listing standards, the requirements of Section 162(m) of the Internal Revenue Code (“Code”), and SEC Rule 16b-3 adopted under Section 16 of the Exchange Act.

The Compensation and Human Resources Committee reviews compensation and benefits for our executive officers and has authority to grant stock options and restricted stock units (“RSUs”) to executive officers and non-executive employees under our stock plans. As non-employee directors, the members of the Compensation and Human Resources Committee are not eligible to participate in Autodesk’s discretionary employee stock programs.

RSUs are granted automatically to non-employee directors under the non-discretionary 2012 Outside Directors’ Stock Plan. See “Executive Compensation—Compensation Discussion and Analysis” on page 26 for a description of Autodesk’s processes and procedures for determining executive compensation. The Compensation and Human Resources Committee may form and delegate authority to subcommittees when appropriate.

The Compensation and Human Resources Committee held nine meetings during fiscal 2014. The Compensation and Human Resources Committee has adopted a written charter, approved by the Board, which is available on Autodesk’s website at www.autodesk.com under “Investor Relations—Corporate Governance.”

The “Report of the Compensation Committee” is included in this Proxy Statement on page 44.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Per-Kristian Halvorsen (Chair) and Crawford W. Beveridge, each of whom qualifies as an independent director under applicable NASDAQ listing standards.

The Corporate Governance and Nominating Committee is responsible for developing general criteria regarding the qualifications and selection of members of the Board, and for recommending candidates for election to the Board. The Corporate Governance and Nominating Committee is also responsible for developing overall governance guidelines, overseeing the performance of the Board, and reviewing and making recommendations regarding director composition and the mandates of Board committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by Autodesk stockholders. For more information, see “Corporate Governance—Nominating Process for Recommending Candidates for Election to the Board” on page 23.

The Corporate Governance and Nominating Committee held five meetings during fiscal 2014. The Corporate Governance and Nominating Committee has adopted a written charter, approved by the Board, which is available on Autodesk’s website at www.autodesk.com under “Investor Relations—Corporate Governance.”

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Board Leadership Structure

Our Corporate Governance Principles direct the Board to fill the Chairman of the Board and Chief Executive Officer positions after considering a number of factors, including the current size of our business, composition of the Board, current candidates for such positions, and our succession planning goals. Currently, we separate the positions of Chief Executive Officer and non-executive Chairman of the Board. Since March 2009, Mr. Beveridge, who previously served as our Lead Director, has served as our non-executive Chairman. Our Corporate Governance Principles also provide that, in the event the Chairman of the Board is not an independent director, the Board should elect a “Lead Independent Director.” The responsibilities of the Chairman of the Board or the Lead Independent Director include setting the agenda for each meeting of the Board, in consultation with the Chief Executive Officer; presiding at executive sessions; and facilitating communication with the Board, executive officers and stockholders.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our President and Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing independent advice to, and oversight of, management. The Board believes that having an independent director serve as Chairman is the appropriate leadership structure for Autodesk at this time and demonstrates our commitment to good corporate governance.

In addition, as described above, our Board has three standing committees, composed entirely of independent directors. The Board delegates substantial responsibility to these committees, which report their activities and actions back to the full Board. We believe that the independent committees and their independent chairpersons are an important aspect of the leadership structure of our Board.

Risk Oversight

Our Board, as a whole and through its committees, is responsible for the oversight of risk management. Our executive officers are responsible for the day-to-day management of the material risks Autodesk faces. In its oversight role, our Board must satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of the full Board in setting our business strategy at least annually is a key part of its oversight of risk management, its consideration of our executive officers’ appetite for risk, and its determination of what constitutes an appropriate level of risk. The full Board receives updates from our executive officers and outside advisors regarding certain risks Autodesk faces, including litigation, corporate governance best practices and various operating risks.

In addition, each Board committee oversees certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with Autodesk’s financial reporting, accounting and auditing matters; our Compensation and Human Resources Committee oversees our executive officer succession planning and risks associated with our compensation policies and programs; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Board committees report their findings to the full Board.

Senior executive officers attend all meetings of the Board and its standing committees and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Annually, the Board holds strategic planning sessions with senior executive officers to discuss strategies, key challenges, and risks and opportunities for Autodesk.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation and Human Resources Committee are Mary T. McDowell, Thomas Georgens and Stacy J. Smith. Steven M. West served as a member of the Compensation and Human Resources Committee through June 13, 2013, the date of our 2013 Annual Meeting of Stockholders. No director who served as a member of the Compensation and Human Resources Committee during fiscal 2014 is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any director who served as a member of the Compensation and Human Resources Committee during fiscal 2014 and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating Process for Recommending Candidates for Election to the Board

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board and recommending candidates for election to the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to

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Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel, and must include the candidate's name, home and business contact information, detailed biographical data and qualifications; information regarding any relationships between the candidate and Autodesk within the last three years; and evidence that the nominating person owns Autodesk stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

  The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.

  The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.

  In its evaluation of director candidates, including the members of the Board eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Corporate Governance and Nominating Committee considers: (1) the current size and composition of the Board and the needs of the Board and its committees; (2) such factors as character, judgment, diversity, age, expertise, business experience, length of service, independence, and other commitments; (3) relationships between directors and Autodesk’s customers and suppliers; and (4) such other factors as the Committee may consider appropriate.

  While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that comprises directors who (1) are predominantly independent; (2) have high integrity; (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including an understanding of the software industry and Autodesk’s business in particular; (4) have qualifications that will increase overall Board effectiveness; (5) have varied and divergent experiences, viewpoints and backgrounds; and (6) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

  With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references, direct interviews with the candidate, or other actions the Corporate Governance and Nominating Committee deems necessary or proper.

  The Corporate Governance and Nominating Committee has the authority to retain and terminate any third-party search firm to identify director candidates, and has the authority to approve the fees and retention terms of such search firm.

  The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or to add additional directors prior to the annual meeting of stockholders at which directors are elected.

  After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board for selection, the director nominees.

The Corporate Governance and Nominating Committee does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. However, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

Recently, the Corporate Governance and Nominating Committee reviewed the size and composition of our Board. On September 19, 2013, at the recommendation of the Corporate Governance and Nominating Committee, the Board amended Autodesk's bylaws to increase the size of the Board from nine members to ten, to allow for the appointment of Betsy Rafael to the Board.

The Board (which includes our Chief Executive Officer) used the services of a third party search firm to help identify, screen, conduct background investigations of, and interview potential director candidates. This process resulted in the appointment of Ms. Rafael on September 19, 2013.

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Attendance at Annual Stockholders
Meetings by Directors

Autodesk does not have a formal policy regarding attendance by members of the Board at the Annual Meeting of Stockholders. Directors are encouraged, but not required, to attend. All of our directors then serving attended the 2013 Annual Meeting of Stockholders.

Contacting the Board

Communications from stockholders to the non-employee directors should be addressed to the non-executive Chairman as follows: Autodesk, Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903, Attention: Non-Executive Chairman.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Fiscal 2014 Business Summary

In fiscal 2014 our executive officers successfully commenced a strategic transformation of our business model. The software industry is undergoing a transition from the personal computer to cloud, social, and mobile computing. To address this transition, we accelerated our move to the cloud and began offering more flexible product licenses. More specifically, we announced more flexible term-based license offerings, including rental access for many products. These offerings are designed to give our customers even more flexibility to engage with our products and address new types of customers such as project-based users and small businesses.

By design, implementing the business model transition caused revenue to decline because we deferred revenue that otherwise would have been recognized in fiscal 2014. Margins and earnings per share necessarily declined as well. Despite this impact and in the midst of successfully navigating these transitions, Autodesk delivered solid financial results. The following summarizes the relevant performance factors considered by the Committee in reaching its decisions regarding pay for the Named Executive Officers for fiscal 2014 performance.

  The stock price was $51.25 per share at January 31, 2014, compared to $38.88 per share at January 31, 2013.

  Total Stockholder Return (“TSR”) for the year was 32%, an improvement over the comparable measure for fiscal 2013, representing 5-year compounded annual stock price growth of 25% from fiscal 2009 year end to fiscal 2014 year end.

  Revenue was $2.3 billion, compared with $2.3 billion in fiscal 2013.

  Fiscal 2014 ended with record total deferred revenue of $900.6 million, an increase of 8% from fiscal 2013.

  Cash flow from operating activities was $563.5 million, compared to $559.1 million in fiscal 2013.

  GAAP operating margin remained flat at 13%, compared to fiscal 2013.

  Non-GAAP operating margin was 22%, compared to 25% in fiscal 2013.*
  GAAP diluted earnings per share was $1.00, compared to $1.07 in fiscal 2013.

  Non-GAAP diluted earnings per share was $1.68, compared to $1.94 in fiscal 2013.*

  We made progress on key initiatives. Among other things, Autodesk drove strong adoption of suites offerings and cloud-based offerings, such as Building Information Modeling (“BIM”) 360 and Product Lifecycle Management (“PLM”) 360.
The creation of sustainable long-term value for Autodesk’s stockholders depends not only on strong financial performance in the near term, but also on Autodesk’s ability over the long term to identify and develop high-quality software and services solutions. The Committee believes that the fiscal 2014 strategic and operational accomplishments will contribute to the creation of long-term value.
____________________
* A reconciliation of GAAP to non-GAAP financial measures and other related information is available on pages 51-52 of Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014.

Actions Relating to Stockholder Advisory Vote on Executive Compensation

Autodesk and the Committee value the input of our stockholders. We regularly communicate with our stockholders to better understand their opinions on executive compensation. Throughout fiscal 2014 we engaged in an extensive stockholder outreach effort to solicit feedback on our fiscal 2014 executive compensation program design, as well as potential changes to our executive compensation program design for fiscal 2015. The Committee carefully considers this feedback as part of its ongoing review of our executive compensation program.

In June 2013, approximately 65% of the votes cast voted in support of our Say-on-Pay proposal. This was an 11 percentage point improvement over the prior year. Following the outcome of the June 2013 Say-on-Pay proposal and at the direction of the Committee, members of management contacted Autodesk’s largest stockholders, representing over 50% of the outstanding Common Stock, to better understand their views and concerns about Autodesk’s executive compensation policies.

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Generally, most stockholders we spoke with welcomed and expressed positive support for the following executive compensation changes that we implemented in fiscal 2014:

We enhanced the metrics of fiscal 2014 Performance Stock Unit awards to strengthen the link between Autodesk’s financial performance and the amount that may be earned from those awards by:

  Requiring that a portion of the awards be earned each year through the successful attainment of annual financial targets;

  Linking the amounts that ultimately may be received from the awards to relative TSR of peer software companies; and

  Adding multi-year performance periods by incorporating three-year, two-year, and one-year relative TSR measurements.

We refined Autodesk’s compensation peer group to reflect the most comparable and size-relevant companies against which pay comparisons are drawn.

We amended the 2012 Employee Stock Plan to add performance measures tied to Autodesk’s business model transition.

We strengthened the pay-performance link between the fiscal 2015 Performance Stock Unit awards and Autodesk’s financial performance, and altered the amount that may be earned from those awards by adding annual billings and subscriptions performance measures, which are tied directly to Autodesk’s business model transition.

We engaged a new compensation consultant, Exequity LLP.

We adopted a “clawback” policy applicable to executive officers, in advance of the issuance of SEC regulations required by the Dodd-Frank Act.

These changes enhanced the already strong compensation practices implemented by the Committee and more closely aligned the total direct compensation opportunity for the Named Executive Officers with Autodesk’s objectives of driving meaningful annual financial growth and maximizing long-term value.

Executive Compensation Policies and Practices

Autodesk’s executive compensation program is complemented by several policies and practices that strengthen the alignment of the executive compensation arrangements with the interests of stockholders and represent strong governance practices.

The executive compensation program is designed to attract, motivate, and retain talented executives and provide a sensible framework tied to corporate and individual performance and Autodesk long-term strategic goals. The general compensation objectives are to:

  Motivate executive officers to achieve business and financial goals;
  Balance rewards for short- and long-term performance; and
  Recruit and retain the highest caliber of executives through competitive rewards.

Since fiscal 2012, the Committee implemented changes to improve the linkage between pay and performance and to enhance a foundation of strong governance practices.

Compensation mix: Autodesk emphasizes variable compensation balanced between short- and long-term performance. On average, 81% of the Named Executive Officers’ fiscal 2014 total compensation opportunity was variable and “at risk.” Moreover, 89% of the CEO’s fiscal 2014 total compensation opportunity was variable and “at risk,” with 100% of that amount tied to Autodesk’s financial performance.

Long-term performance orientation: The majority of the Named Executive Officers’ total compensation opportunity (on average, 64% in fiscal 2014) is dependent on Autodesk’s long-term performance. Of the CEO’s fiscal 2014 total compensation opportunity, 75% is dependent on Autodesk’s long-term performance.

Significant stock ownership requirements: Executives are subject to mandatory stock ownership guidelines that are monitored on an annual basis.

Clawback policy: Executive officer cash incentive-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct caused the material restatement of our financial statements.

Multi-year equity award vesting: Typically, executive officer equity awards vest over three-year periods.

“Double-trigger” change in control arrangements: The change in control program for executive officers provides payments and benefits only in the event of a qualifying termination of employment following a change in control of Autodesk.

No parachute excise tax gross-up payments: The change in control plan does not provide executive officers with any tax reimbursements or “gross-ups” in the event of a change in control of Autodesk.

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Hedging prohibition: Company policy prohibits employees and directors from hedging.

Effective risk management: Autodesk employs a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees. Each year, the Committee evaluates Autodesk’s compensation-related risk profile and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Autodesk.

Option re-pricing prohibition: Autodesk is prohibited from re-pricing any outstanding options to purchase shares of Common Stock without express stockholder approval.

No executive benefits and limited perquisites: As a general practice, executive officers are not provided material benefits or special considerations that are not provided to other employees.

Independent compensation committee and adviser: The Committee determines compensation for the Named Executive Officers with the assistance of an independent compensation advisory consultant, Exequity LLP.

Alignment of Executive Compensation and Corporate Performance

Each March, the Committee makes compensation decisions for the Named Executive Officers based on Autodesk’s performance and executives’ individual performance for the just-completed fiscal year. To evaluate the alignment of pay and performance, it is necessary to compare the compensation decisions taking place in one year with the performance of the prior fiscal year, as illustrated by the following table:

Timing of Related
Fiscal Year	Performance Period	Committee Decisions
February 1, 2013, to
Fiscal 2014	January 31, 2014	March 2014
February 1, 2012, to
Fiscal 2013	January 31, 2013	March 2013

Because of this decision-making cycle, the Summary Compensation Table does not truly represent our pay-for-performance linkage. For example, in March 2014, the Committee made decisions about the long-term incentive compensation awards for the CEO based on Autodesk’s and his individual performance during the period from February 1, 2013, through January 31, 2014 (fiscal 2014). Since these decisions were made during fiscal 2015, the amounts awarded will appear in next year’s Summary Compensation Table; they do not appear in the fiscal 2014 Summary Compensation Table in this Proxy Statement.

To illustrate the correlation between the Committee’s pay decisions and Autodesk performance, the chart below displays the multi-year relationship between TSR, percentage of actual revenue and non-GAAP operating margin attainment against internal target, and the resulting CEO compensation. TSR is calculated by comparing year-over-year changes in the closing price of Autodesk’s Common Stock at fiscal year end. The revenue and non-GAAP operating margin performance is against Autodesk's targeted internal annual business plan. The CEO compensation represents salary paid during the relevant fiscal year, plus the full value of equity awards and bonus payments made for the prior fiscal year performance. This general alignment between the experience of the stockholders in terms of investment performance and the compensation of the CEO clearly demonstrates the Committee’s commitment to align pay with performance.

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Target Company Performance and Total Shareholder Return
vs. CEO Total Compensation
Properly Aligned with Performance Periods

CEO Total Compensation comprises the following elements for the respective periods:

(in thousands)	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013	Fiscal 2014
Salary	$825	$921	$945	$991	$1,028
Bonus and Non-Equity Incentive Deferral Compensation	810	1,429	1,301	1,142	400
Options (1)	3,705	4,387	—	—	—
RSUs (2)	—	8,762	3,013	3,447	2,987
PSUs (3)	—	—	7,030	5,432	4,559
Other	5	6	4	4	3
CEO Total Compensation	$5,345	$15,505	$12,293	$11,016	$8,977
____________________
(1)	Option amounts are attributed to the fiscal year prior to the fiscal year in which the awards were approved. For example, the fiscal 2011 option amount of $4.4 million reported in this table represents options granted in fiscal 2012 because that option award was based on fiscal 2011 performance. Option amounts reported represent the grant date fair value, calculated using the Black-Scholes-Merton option pricing model.
(2)	RSU amounts are attributed to the fiscal year prior to the fiscal year in which the awards were approved. For example, the fiscal 2014 RSU amount of $3.0 million reported in this table represents RSUs granted in fiscal 2015 because that RSU grant was based on fiscal 2014 performance. RSU amounts reported represent the grant date fair value using the stock price on the date of grant.
(3)	PSU amounts are attributed to the fiscal year prior to the fiscal year in which the awards were approved. The fiscal 2014 PSU amount of $4.6 million reported in this table represents the value of 90,000 target PSUs relating to specific revenue and non-GAAP operating margin objectives and relative TSR, with an assumed value per share of $50.66 based on the Monte Carlo Simulation valuation model. The fiscal 2013 PSU amount of $5.4 million reported in this table represents the value of 126,000 target PSUs relating to specific revenue and non-GAAP operating margin objectives and relative TSR, with an assumed value per share of $43.11 based on the Monte Carlo Simulation valuation model. The fiscal 2012 PSU amount of $7.0 million is based on fiscal 2012 performance, though it was not approved until fiscal 2013. The fiscal 2012 PSU amount reported represents the value on the date of approval of a combination of (a) 110,000 target PSUs relating to Autodesk’s strategic plan and management and (b) 82,500 target PSUs relating to specific revenue and non-GAAP operating margin objectives.

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Executive Compensation Decisions for Fiscal 2014 and Fiscal 2013 Performance

Below is a description of the relevant compensation decisions made for the Named Executive Officers based on Autodesk’s performance for the just-completed fiscal year.

Base Salary

In March 2014, the base salaries for the CEO and other Named Executive Officers were increased from 3% to 4%. In March 2013, the base salaries for the CEO and other Named Executive Officers were increased by 4%. In each case the Committee made these increases to recognize the performance of the Named Executive Officers and to maintain the desired balance in their compensation mix between cash and equity.

Annual Cash Incentive Awards

March 2014: These annual cash incentive awards were based solely on fiscal 2014 achievement of financial performance targets established by the Committee under the Executive Incentive Plan. Through these pre-established targets, the bonus pool was funded at 31.1% of the target annual cash incentive award opportunity for the CEO, and at 62.1% of the target annual cash incentive award opportunity for each of the other Named Executive Officers—well below fiscal 2013 levels. The decision to pay these amounts was based solely on the percentage of target bonus attained pursuant to a predetermined formula. In the case of the CEO, 50% of the formula was based upon targeted non-GAAP earnings per share, and the remaining 50% was based upon a blend of targeted revenue and the targeted non-GAAP operating margin. For the other NEOs, the formula was based solely upon a blend of targeted revenue and the targeted non-GAAP operating margin.

March 2013: These annual cash incentive awards were based on fiscal 2013 achievement of financial performance targets established by the Committee under the Autodesk Incentive Plan. Through these pre-established targets, the bonus pool was funded at 92.3% of the target annual cash incentive award opportunity for the CEO, and at 92.3% of the target annual cash incentive award opportunity for each of the other Named Executive Officers—below fiscal 2012 levels. The decision to pay these amounts was based on the positive relative TSR performance of Autodesk’s stock even though Autodesk achieved below target internal financial results. The percentage of target bonus attained was based upon a predetermined formula blending the lower than targeted revenue growth and the near targeted non-GAAP operating margin.

Equity Awards

In determining the size of equity awards, the Committee considered a number of factors. A significant influence on the size of these awards was the success of the individuals in attaining financial and non-financial performance targets for the just completed fiscal year. The Committee also considered the practices of the companies in Autodesk’s compensation peer group, as well as the proper mix of cash and equity compensation to ensure that the equity awards motivate the creation of long-term value while satisfying the Committee’s retention objectives.

March 2014: The Committee granted the Named Executive Officers equity awards in the form of performance stock unit awards (60% for the CEO; 50% for the other NEOs) and time-based restricted stock unit awards (40% for the CEO; 50% for the other NEOs). The value and earned amounts of the performance stock unit awards will be contingent upon achievement of annual billings and subscriptions targets and Autodesk relative TSR performance. These metrics align PSU awards with the long-term interests of the stockholders and motivate management to drive Autodesk’s ongoing business model transition.

March 2013: The Committee granted the Named Executive Officers equity awards in the form of performance stock unit awards (60% for the CEO; 50% for the other NEOs) and time-based restricted stock unit awards (40% for the CEO; 50% for the other NEOs). The value and earned amounts of the performance stock unit awards are contingent upon achievement of revenue growth and non-GAAP operating margin performance targets and Autodesk relative TSR performance. These metrics align PSU awards with the long-term interests of the stockholders. Based on fiscal 2014 performance, the first tranche of these performance stock unit awards were earned at 65.8% of target.

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Actions Taken in Response to Stockholder Outreach

As described in the Executive Summary, we have engaged in an extensive stockholder outreach effort to solicit feedback on our executive compensation program design. While the feedback varied among stockholders, the common themes expressed included general support for changes made to the executive compensation program since fiscal 2013 and a general preference for the following actions:

  Continuing to use Autodesk’s stock price appreciation as a metric for determining total compensation;

  Further redesigning the Performance Stock Unit program to closely align executive pay opportunities with the creation of stockholder value;

  Continuing to incorporate multiple measures of performance in incentive plans, including:

    Measures that incorporate value creation outcomes, such as TSR; and
    Annual financial and operational measures that drive stockholder value and align with our business model transition;
  Continuing to use TSR performance against a relevant set of companies;

  Using multi-year performance measurements for long-term performance awards; and

  Further reviewing and identifying compensation peer group companies of appropriate size and pay philosophy.

The following chart summarizes the specific actions taken by the Committee over the past year to enhance the design and alignment of Autodesk’s executive compensation programs:

March 2013

Action	Description	Outcome

Refined Performance Stock Unit awards program for executive officers.

Awarded 60% of long-term incentive equity to CEO (and 50% for other NEOs) in a redesigned Performance Stock Unit award incorporating:

- TSR performance relative to a broad group of companies in major software industry index

- Multi-year performance periods

- Continued focus on key financial drivers that create long-term stockholder value

- Provides direct link between executive compensation and total stockholder return

- Uses third-party developed and managed S&P Computer Software Select Index representing range of software industry investment choices available to stockholders

- Multi-year performance periods measure one-year, two-year, and three-year relative TSR

- Focus on revenue growth and non-GAAP operating margin expansion

Aligns design of Performance Stock Unit awards with areas identified by stockholders as being of most critical importance (specifically, TSR, multi-year performance measurement, and comparison of Autodesk performance to that of other companies).

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September 2013

Action	Description	Outcome
Reviewed compensation consultant alternatives, leading to the engagement of Exequity LLP.	The Committee considered and interviewed a number of compensation consulting firms, and ultimately selected and engaged Exequity LLP.

Engagement of new independent compensation consultant to assist the Committee on compensation matters going forward results in a “fresh” compensation perspective and analysis of executive compensation programs.

January 2014

Reviewed and further refined compensation peer group based on stockholder feedback.	Used previously established criteria to guide compensation peer group selection, leading to removal of four companies and addition of six other companies.	Companies in the compensation peer group more closely match Autodesk based on key financial criteria, such as revenue and market capitalization.

Stockholders approved proposal to amend the 2012 Employee Stock Plan to: - increase the share reserve - add new performance goals

- Increased share reserve to allow Autodesk to continue to grant equity to employees under broad-based plan.

- Added 11 new performance measures, including number of customers, objective customer indicators, billings, and recurring revenue, on which to base future performance goals

- Allows Autodesk to provide equity compensation to our employees as an incentive to increase long-term stockholder value

- New performance goals provide flexibility to better align performance awards to Autodesk’s evolving business model

March 2014

Refined Performance Stock Unit awards program for executive officers by incorporating annual billings and subscriptions performance measures that are tied directly to Autodesk’s business model transition while retaining TSR and multi-year performance periods.

- Focus on business model transition

- Aligns design of Performance Stock Unit awards with Autodesk’s business model transition and areas identified by stockholders as being of most critical importance (specifically, TSR, multi-year performance measurement, and comparison of Autodesk performance to that of other companies)

Added a “clawback” policy applicable to executive officers, in advance of the issuance of SEC regulations required by the Dodd-Frank Act.	- Promote sound compensation governance practices and risk mitigation

- Executive officer cash incentive-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct caused the material restatement of our financial statements.

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Compensation Guiding Principles

The Committee believes that Autodesk’s executive compensation program should be designed to attract, motivate, and retain talented executives and should provide a sensible framework that is tied to corporate and individual performance and Autodesk long-term strategic goals. The general compensation objectives are to:

  Motivate executive officers to achieve business and financial goals;

  Balance rewards for short- and long-term performance; and

  Recruit and retain the highest caliber of executives through competitive rewards.

Within this framework, the total compensation for each executive officer varies based on multiple dimensions:

  Autodesk TSR relative to the S&P Computer Software Select Index;

  Whether Autodesk achieves its short-term and long-term financial and non-financial objectives, including execution on its business model transition;

  The specific role and responsibility of the officer; and
  Individual officer’s skills, competency and performance.

The Committee consistently emphasizes variable compensation balanced between short- and long-term performance. On average, 81% of the Named Executive Officers’ fiscal 2014 total compensation opportunity was variable in nature and “at risk.” For example, the CEO attained only 31.1% of target for the fiscal 2014 annual cash incentive and 65.8% of target for the fiscal 2014 PSU award.

The executive compensation program includes performance-based short-term cash incentive compensation that rewards strong financial and operational performance, and long-term incentive compensation in the form of equity awards that reward both strong financial and operational performance and relative TSR performance. For fiscal 2014, short-term incentive cash payments are determined primarily by achievement of predetermined non-GAAP operating margin, revenue and, for the CEO, also earnings per share growth targets.

The two charts below demonstrate the pay mix of the three main components of actual (as opposed to target opportunity) fiscal 2014 compensation (base salary, short-term cash incentive and long-term equity compensation) for the CEO and other Named Executive Officers.

Carl Bass	All Other NEOs

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The Compensation-Setting Process

The Committee determines the compensation for the executive officers, including the CEO. The Committee reviews and revises executive officer compensation plans and arrangements and approves all components of each executive officer’s compensation.

CEO Pay Decisions

The Committee regularly reviews the performance and compensation of the CEO in its executive sessions, and seeks input from the other independent directors of the Board, including the Chairman, as part of that review. Members of the Committee and the Chairman provide continuous feedback to the CEO during regularly scheduled meetings and through informal discussions. Annually, the Committee meets to discuss the overall performance of the CEO and members of the executive staff to assess whether the CEO met expected performance objectives. This assessment is used by the Committee to determine the CEO’s base salary, target annual cash incentive awards, and equity awards. The Committee formulates a recommendation on CEO compensation, consults with the other independent directors, and then approves the CEO compensation.

Executive Officer Pay Decisions

The CEO makes recommendations to the Committee on the base salary, target annual cash incentive awards, and equity awards for each executive officer other than himself. These recommendations are based on the CEO’s assessment of each executive officer’s performance during the year and his review of compensation data gathered from compensation surveys. The CEO reports on each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on his knowledge of each executive officer’s performance, an individual self-assessment completed by each executive officer, and feedback provided by each executive officer’s direct reports. The Human Resources and Compensation Group assist the CEO in developing the executive officers’ performance reviews and reviewing the market compensation data to determine the compensation recommendations.

In executing the responsibilities set forth in its charter, the Committee relies on a number of resources to provide input to the decision-making process:

Independent consultant: After the 2013 Annual Meeting of Stockholders, the Committee decided to review its compensation consultant alternatives. The Committee considered and interviewed a number of compensation consulting firms, and ultimately selected and engaged

Exequity LLP to assist the Committee on compensation matters going forward. Exequity was selected based on their knowledge of relevant industries, market trends, legislative environment, and implications, and their depth and breadth of experience with advising on executive compensation. Previously, the Committee had retained Pay Governance, LLC as its compensation adviser for fiscal 2014. During fiscal 2014 both Exequity and Pay Governance provided advice and recommendations on many issues: total compensation philosophy; program design, including program goal, components, and metrics; compensation trends in the high technology sector and general market for senior executives; and the compensation of the CEO and the other executive officers. The Committee has considered the independence of each of Exequity and Pay Governance in light of NASDAQ’s new listing standards for compensation committee independence and the rules of the Securities and Exchange Commission. The Committee requested and received a written confirmation from each compensation consulting firm addressing the independence of the respective firms and their senior advisers working with the Committee. The Committee discussed these considerations and concluded that no work performed by either compensation consultant raised any conflict of interest.

Management: The Committee also consults with management and Autodesk’s Compensation Group regarding executive and non-executive employee compensation plans and programs, including administering Autodesk’s equity incentive plans.

Competitive Compensation Positioning

To ensure the executive compensation practices are competitive and consistent with the Committee’s executive compensation guiding principles, the Committee’s compensation consultant provides the Committee with compensation data. This data is drawn from a group of companies in relevant industries, as well as competitors for executive talent (the “compensation peer group”). The Committee uses this data, as well as information about broader technology industry compensation practices, when deliberating on the compensation of the executive officers.

For fiscal 2014 compensation decisions made in March 2013, the compensation peer group included the following companies:

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Activision Blizzard, Inc.	Electronic Arts, Inc.

Adobe Systems	Intuit, Inc.
Incorporated

Akami Technologies, Inc.	NetApp, Inc.

BMC Software, Inc.	Nuance Communications,
Inc.

CA, Inc.	PTC Inc. (formerly
Parametric Technology
Corporation)

Citrix Systems, Inc.	VMware, Inc.

The compensation peer group is reviewed and updated each year, as necessary, to ensure that the comparisons remain meaningful. The compensation peer group was selected based upon multiple criteria, including industry focus, scope and complexity, and whether we compete for talent. In assessing scope and complexity, companies were selected that met most, but not necessarily all, of the following criteria: similarity to Autodesk in terms of revenue, sales growth, free cash flow, market capitalization, and ratios of market value to sales and market value to employees. In addition, the Committee believes it is important for most of the compensation peer group companies to be located in the same geographic region as Autodesk.

Following its evaluation of the stockholder feedback from the 2013 Annual Meeting of Stockholders, the Committee, with the assistance of Exequity, reviewed and updated the compensation peer group in an effort to refine the group of companies used for comparative purposes.

As a result of this review, Activision Blizzard, Inc., BMC Software, Inc. (now private), NetApp, Inc., and VMware, Inc. were removed from the compensation peer group. We added Juniper Networks, Inc., MICROS Systems, Inc., National Instruments Corporation, Red Hat, Inc., salesforce.com, inc., and Synopsys, Inc. For fiscal 2015 compensation decisions made in March 2014, the compensation peer group included the following companies:

		Annual
		Revenues		Market Capitalization
		($) (in	Net Income (Loss)	(as of January 31,
Company*	Reported Fiscal Year	billions)	($) (in billions)	2014) ($) (in billions)
Adobe Systems, Inc.	November 29, 2013	4.06	0.29	29.39
Akamai Technologies, Inc.	December 31, 2013	1.58	0.29	8.51
CA, Inc.	March 31, 2013	4.64	0.96	14.26
Citrix Systems, Inc.	December 31, 2013	2.92	0.34	9.94
Electronic Arts, Inc.	March 31, 2013	3.80	0.10	8.17
Intuit, Inc.	July 31, 2013	4.17	0.86	20.75
Juniper Networks, Inc.	December 31, 2013	4.67	0.44	13.33
MICROS Systems, Inc.	June 30, 2013	1.27	0.17	4.18
National Instruments Corporation	December 31, 2013	1.17	0.08	3.64
Nuance Communications, Inc.	September 30, 2013	1.86	(0.12)	4.86

PTC Inc. (formerly Parametric Technology
Corporation)	September 30, 2013	1.29	0.14	4.26
Red Hat, Inc.	February 28, 2013	1.33	0.15	10.71
salesforce.com, inc.	January 31, 2014	4.07	(0.23)	36.93
Synopsys, Inc.	October 31, 2013	1.96	0.25	6.14
Autodesk, Inc.	January 31, 2014	2.27	0.23	11.64
Autodesk Percentile Ranking		50%	50%	64%
Maximum		4.67	0.96	36.93
Minimum		1.17	(0.23)	3.64
____________________
*     Half of these companies have headquarters in California.

The Committee references Autodesk’s executive pay against the median level of each compensation element among our compensation peer group companies, and sets the target total direct compensation opportunity for each of the executive officers based largely on the median pay levels among those companies. In practice, actual compensation awards may be above or below the median levels reflected by the compensation peer group, depending on Autodesk’s financial performance and the individual experience, skills, and performance of each executive officer. The Committee believes that referencing the range of total compensation packages of the companies in the compensation peer group keeps Autodesk’s compensation competitive and within market norms, while also providing

2014 Proxy Statement   35

flexibility for increases in compensation for those executive officers demonstrating extraordinary leadership and contributions and particular skills or expertise.

The Principal Elements of the Executive Compensation Program

The principal elements of Autodesk’s executive compensation program are as follows:

Source	Purpose	Features
Performance-based pay
Short-term cash award opportunities	Motivate achievement of specific growth and profitability objectives and maintain a high level of team and individual performance	Variable compensation: payments based upon achievement of revenue growth, non-GAAP operating margin targets for the fiscal year, and non-GAAP earnings per share relative to a target

Performance Stock Unit awards	Align compensation with key drivers of the business and stockholder returns Encourage focus on long-term strategic objectives

Initial target award determined by competitive market practices and corporate and individual performance in prior fiscal year

Vesting over three years after achieving, in the case of fiscal 2014, pre-established revenue growth and non-GAAP operating margin performance levels, and, in the case of fiscal 2015, annual billings and subscriptions performance levels, in each case adjusted based upon relative TSR

Restricted stock unit awards	Encourage focus on long-term strategic objectives Further align the interests of executive officers and stockholders	Award amount determined by competitive market practices and corporate and individual performance in fiscal year Vesting over three years

Fixed Compensation
Base salary	Forms basis for competitive compensation package and rewards individual performance and experience	Base salary level reflects competitive market conditions, individual performance, and internal equity

Base Salary

Base salary is used to provide the executive officers with a fixed amount of annual cash compensation. The Committee views base salary as a reliable source of income for the executive officers and an important recruiting and retention tool that is not subject to the variability associated with the short-term and long-term incentive elements of the executive compensation program. The Committee sets base salaries at a competitive level that recognizes the scope, responsibility, and skills required of each position, as well as market conditions and internal pay equity.

In March 2013, the Committee considered a base salary analysis of the compensation peer group, the CEO’s assessment of each executive officer’s experience, skills and performance level, the general state of the economy, and Autodesk’s performance. For the CEO, the Committee consulted the full Board to conduct a similar assessment of his experience, skills and performance. Based on those factors in the aggregate, the executive officers’ base salaries were increased, on average by 4%, for fiscal 2014.

Annual Short-Term Incentive Compensation

At the beginning of each fiscal year, the Committee establishes performance targets and payout metrics for the annual cash incentive plans for that fiscal year. The annual cash incentive plans are intended to motivate and reward participants for achieving company-wide annual financial and non-financial objectives as well as individual objectives. On March 21, 2013, the Committee adopted

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performance benchmarks for funding bonuses for the executive officers under the stockholder-approved Autodesk, Inc. Executive Incentive Plan for fiscal 2014 (the “Fiscal 2014 EIP”).

Target Award Opportunities

The Committee sets the target annual cash incentive award opportunity for each eligible executive officer based on competitive assessments and on his or her salary grade. These target opportunities are expressed as a percentage of the executive officer’s annualized base salary, and range from 125% in the case of the CEO to 50% in the case of the Senior Vice President, Worldwide Sales and Services (who is also eligible for commission payments). An executive officer may receive an actual award that exceeds or is less than the target award opportunity, depending upon Autodesk’s performance and the individual’s performance against goals.

Corporate Performance Measures

The funding level for the Fiscal 2014 EIP was based on Autodesk’s financial performance for fiscal 2014, as measured by revenue growth and non-GAAP operating margin. Each of these performance measures was to be equally considered to determine whether the objectives were met. The Committee set the target funding level for revenue for fiscal 2014 at $2,471 million, and the target level for non-GAAP operating margin at 27%. Together, these target levels made up the target performance for the Fiscal 2014 EIP. A pre-specified award matrix was also established, which determined the funding levels for performance above and below target on these two measures.

In the case of the CEO’s Fiscal 2014 EIP award, 50% of the funding was based on the foregoing revenue growth and non-GAAP operating margin performance measures and the remaining 50% of the funding was based on non-GAAP earnings per share relative to a target of $2.14.

For purposes of the Fiscal 2014 EIP, “non-GAAP operating margin” and “non-GAAP earnings per share” meant operating margin and earnings per share, respectively, in each case excluding certain costs and expenses, including stock-based compensation expense, amortization of certain purchased intangibles, restructuring charges, and goodwill impairment charges. The Committee determined that using a non-GAAP, rather than a GAAP-based, formulation of operating margin would better focus the executive officers on the ongoing operations of the business and encourage the development of long-term growth strategies, such as acquisitions and in-process research and development investments.

Short-Term Incentive Award Decisions

Fiscal 2014 EIP awards were earned based solely on attainment of the financial performance targets discussed above and were not subject to any discretion. At its February 2014 meeting, the Committee reviewed Autodesk’s financial performance for fiscal 2014, which ended January 31, 2014. Fiscal 2014 revenue of $2,274 million and non-GAAP operating margin of 22% resulted in 62.1% funding for the Fiscal 2014 EIP. Fiscal 2014 non-GAAP earnings per share of $1.68 resulted in no funding for 50% of the CEO’s Fiscal 2014 EIP award. Based on the combined funding levels, the CEO’s Fiscal 2014 EIP award was funded at 31.1% of target.

While the commencement of the business model transition during fiscal 2014 effectively transitioned a portion of perpetual license revenue to ratable deferred revenue, resulting in a lower amount of revenue and non-GAAP operating margin and non-GAAP EPS under the Fiscal 2014 EIP, the Committee did not use discretion to increase Fiscal 2014 EIP awards.

Based on these funding levels, in March 2014, the Committee approved short-term cash incentive awards for the Named Executive Officers as follows:

	Target Annual Cash	Target Annual Cash Incentive	Actual Annual	Actual Annual Short-Term
	Incentive Award	Award Opportunity (as a	Short-Term Cash	Cash Award (as a
Named Executive Officer	Opportunity ($)	percentage of base salary)	Award ($)	percentage of base salary)
Carl Bass	1,287,500	125%	399,769	38.8%
Mark J. Hawkins	448,500	75%	278,519	46.6%
Jan Becker	308,250	75%	191,423	46.6%
Steve M. Blum (1)	221,000	50%	137,241	31.1%
Pascal W. Di Fronzo	331,500	75%	205,862	46.6%

____________________
(1)	The amounts disclosed for Mr. Blum do not include commissions for fiscal 2014 paid under his Sales Commission Plan. See the discussion below for details on his full short-term cash incentive, including sales commission-based awards.

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Sales Compensation Plan for Mr. Blum

In addition to receiving a short-term cash award, Mr. Blum was eligible to receive cash sales commissions based on Autodesk’s achievement of specific revenue objectives. For fiscal 2014, Mr. Blum’s target commission-based cash incentive award opportunity was set at 25% of his overall target cash compensation opportunity (consisting of his base salary, target annual cash incentive award opportunity, and target commission-based cash incentive award opportunity). The entire commission-based target amount was related to the achievement of a pre-established revenue objective. Given the market environment that Autodesk was expected to face in fiscal 2014, the Committee believed that the target levels for this objective could be achieved through reasonable and diligent efforts.

For fiscal 2014, Autodesk’s actual revenue was below the target level set for Mr. Blum (which was substantially the same as the target level established under the Fiscal 2014 EIP). As a result, Mr. Blum’s actual commission-based cash incentive was 10% below his target level and represented 26% of his overall actual cash compensation for the fiscal year. While the commencement of the business model transition during fiscal 2014 effectively transitioned a portion of perpetual license revenue to ratable deferred revenue, resulting in a lower amount of fiscal 2014 revenue, the Committee did not use discretion to increase Mr. Blum’s award. Mr. Blum’s award was based on a pre-established formula and not subject to discretion.

The amount paid to Mr. Blum pursuant to his Sales Compensation Plan, as well as pursuant to all of his cash incentive award opportunities, for fiscal 2014 was as follows:

	Target Annual	Target Annual Cash
	Cash	Incentive Award
	Incentive	Opportunity (percentage of	Actual Annual
	Award	target annual cash	Cash Incentive	Actual Annual Cash Incentive Award Opportunity
	Opportunity	incentive compensation	Award	(percentage of actual annual cash incentive
	($)	opportunity)	Opportunity ($)	compensation opportunity)
Sales Commissions -
Revenue	221,000	25%	199,323	90%
Fiscal 2014 Short -
Term Cash Incentive	221,000	25%	137,241	62%
	442,000		336,564

Long-Term Incentive Compensation

Autodesk uses long-term incentive compensation, in the form of equity awards, to align executives’ pay opportunities with stockholder value creation, and to motivate and reward executive officers for effectively executing longer-term strategic and operational objectives. To that end, the Committee amended the 2012 Employee Stock Plan during fiscal 2014 to add performance metrics such as billings and objective customer indicators (e.g., subscriptions). The amended Plan better aligns executive performance-based award metrics with the success of Autodesk’s business model transition and further aligns executive pay with the creation of value for Autodesk’s stockholders.

During fiscal 2014, the Committee approved equity awards for the Named Executive Officers composed of performance stock unit awards and time-based restricted stock unit awards. The Committee elected to use PSUs as the primary equity vehicle for the executive officers because these reward superior stock price performance and decline in value when performance is below expectations.

For each eligible executive, the Committee considers the desired incentive mix between PSU awards and RSU awards; a compensation analysis prepared by the Committee’s compensation consultant; and the individual experience, skills, and performance level of the executive officer. In addition, the Committee considers the executives’ outstanding and past equity-based awards.

Long-term incentive compensation in the form of equity awards represented a significant portion of the total direct compensation opportunity of the Named Executive Officers in fiscal 2014. Since equity awards are a variable form of compensation, their full value may not be realized due to stock market conditions, availability of trading windows, vesting conditions, award expiration, and similar factors.

March 2013 Equity Award Decisions

In March 2013, the Committee granted RSU and PSU awards to the executive officers taking into account prior year (fiscal 2013) performance. In arriving at the total number of RSU awards and targeted PSU awards granted to each executive officer, the Committee considered the performance of Autodesk in fiscal 2013 and the individual performance of each of the executive officers. PSUs constituted 60% of the awards granted to the CEO, and 50% of the awards granted to the other Named Executive

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Officers. Specifically, the Committee granted equity awards to the Named Executive Officers in the following amounts:

Named Executive	Target Number of Shares Subject to PSU	Number of Shares Subject to RSU
Officer	Award (#)	Award (#)
Carl Bass	126,000	84,000
Mark J. Hawkins	19,000	19,000
Jan Becker	13,000	13,000
Steve M. Blum	12,500	12,500
Pascal W. Di Fronzo	13,000	13,000

PSU Awards

The PSU awards are based on a plan that was adopted following our extensive stockholder outreach. The design of the PSU awards aligns with areas identified by stockholders as being of most critical importance, namely relative TSR, multi-year measurement, and comparison of Autodesk performance to that of other companies. The actual number of shares earned will vary, as described below.

The PSU awards provide for the grant of a maximum number of shares that will be paid out in Common Stock if applicable performance criteria are met. The performance criteria are based upon annual revenue and non-GAAP operating margin goals adopted by the Committee (the “Annual Financial Results”), as well as TSR compared against the S&P Computer Software Select Index (“Relative TSR”). Specifically, Annual Financial Results for the relevant performance period could result in PSU attainment, subject to the Relative TSR modifier, of 0%-150% of target. Once that Annual Financial Results percentage is established, it is multiplied by a percentage ranging from 80%-120%, depending on Autodesk’s Relative TSR performance for the period. Ultimately, PSUs could be earned from 0%-180% of target.

Each PSU award has three tranches, which potentially can vest over a three-year period:

  Up to one third of the PSUs may vest following year three, depending upon the achievement of Annual Financial Results for year three as well as 3-year Relative TSR (covering years one, two and three).

  Up to one third of the PSUs may vest following year two, depending upon the achievement of Annual Financial Results for year two as well as 2-year Relative TSR (covering years one and two).

  Up to one third of the PSUs may vest following year one, depending upon the achievement of Annual Financial Results for year one as well as 1-year Relative TSR (covering year one).

The Committee established the fully funded target levels for the revenue performance measure at $2,471 million and the target level for the non-GAAP operating margin performance measure at 27%.

In February 2014, based upon a review of Autodesk’s performance in fiscal 2014, which ended January 31, 2014, and 1-year Relative TSR (subsequent tranches of this grant are based on 2 and 3 year TSR), the Committee certified the attainment level for the first tranche of the PSU awards granted in March 2013 at 65.8% of target. Based on this performance, the PSU awards were earned as follows:

		Actual Number of
	Target Number of	Shares Earned
	Shares Subject to Year 1	Pursuant to Year 1
Named Executive Officer	of PSU Award (#)	of PSU Award (#)
Carl Bass(1)	79,340	52,205
Mark J. Hawkins	6,460	4,250
Jan Becker	4,420	2,908
Steve M. Blum	4,250	2,796
Pascal W. Di Fronzo	4,420	2,908

____________________
(1) Includes second year tranche of special CEO PSU award granted by the Committee in March 2012.

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RSU Awards

The shares of Common Stock subject to each of the time-based vesting RSU awards granted to the Named Executive Officers in fiscal 2014 vest in three equal annual installments from the date of grant. RSUs help us retain our NEOs in a competitive market for executive talent because they require continuous employment, and they provide significant incentive to grow our stock price.

Fiscal 2015 Equity Awards: New PSU Plan

The Committee granted RSU and PSU awards to the executive officers in March 2014. In arriving at the total number of RSU awards and targeted PSU awards granted to each executive officer, the Committee considered Autodesk’s performance in fiscal 2014, which ended January 31, 2014, and the individual performance of each of the executive officers. In particular, the Committee noted the successful commencement of Autodesk’s business model transition and the 32% growth in the price of Autodesk’s Common Stock since fiscal 2013.

PSUs constituted 60% of the awards granted to the CEO, and 50% of the awards granted to the other Named Executive Officers. Specifically, the Committee granted equity awards to the Named Executive Officers in the following amounts:

	Target Number of Shares	Number of Shares Subject to
Named Executive Officer	Subject to PSU Award (#)	RSU Award (#)
Carl Bass	90,000	60,000

Mark J. Hawkins	20,000	20,000
Jan Becker	15,000	15,000
Steve M. Blum	15,000	15,000

Pascal W. Di Fronzo	15,000	15,000

The March 2014 PSU awards are structured in the same manner as the March 2013 PSU awards. However, the performance criteria for the March 2014 awards are based upon billings and subscriptions goals adopted by the Committee (rather than Annual Financial Results), and Relative TSR. The use of billings and subscriptions goals aligns these awards with the long-term interests of the stockholders and motivates management to drive Autodesk’s ongoing business model transition.

Executive Benefits

Welfare and Other Employee Benefits

Autodesk has established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. The plan is intended to qualify under Section 401(a) of the Code so that contributions by employees, and income earned on plan contributions, generally are not taxable to employees until withdrawn.

In addition, other benefits provided to the executive officers are the same as those provided to all of Autodesk’s full-time employees. These include medical, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. Autodesk also makes contributions to health savings plans on behalf of any employee who is a participant in a plan with a high deductible feature.

Perquisites and Other Personal Benefits

Autodesk does not, as a general practice, provide material benefits or special considerations to the executive officers that it does not provide to other employees. From time to time, when deemed appropriate by the Committee, Autodesk provides certain executive officers perquisites and other personal benefits that are either competitively prudent or in Autodesk’s best interest. Please see “Executive Compensation-Summary Compensation Table and Narrative Disclosure,” on page 45 for the aggregate amount of such perquisites.

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Employment Agreements and Post-Employment Compensation

Employment Agreement with the CEO

Autodesk entered into an amended and restated employment agreement with Carl Bass, President and Chief Executive Officer, on March 21, 2013. Throughout fiscal 2014, this agreement provided general protection for Mr. Bass in the event of termination without cause or resignation for good reason. Mr. Bass’ employment agreement was a valuable tool to retain his services during fiscal 2014. The protections afforded to him in the event of a change of control provide Autodesk with an increased level of confidence that he will remain with Autodesk up to and for some period of time after a change of control. This continuity in the event of a change in control may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control. Details of the agreements for Mr. Bass can be found beginning on page 51.

Change in Control Program

To ensure the continued service of key executive officers in the event of a potential change in control of Autodesk, the Board has adopted the Autodesk, Inc. Executive Change in Control Program. The Board amended and restated the Executive Change in Control Program on September 18, 2013. Each of the Named Executive Officers, among other employees, is a participant in the Executive Change in Control Program. The payments and benefits available under the Executive Change in Control program are designed to encourage the continued services of the Named Executive Officers in the event of a potential change in control of Autodesk and to allow for a smooth leadership transition upon a change in control transaction. Further, these arrangements are intended to provide incentives to the Named Executive Officers to execute the wishes of the Board, even in the event the Board takes an action that may result in the elimination of a Named Executive Officer’s position.

The Executive Change in Control Program serves as a valuable tool to retain the services of executive officers in the event of a potential transaction and provides an increased level of confidence that the executive officers will remain with Autodesk for some period of time after a change in control. This provides continuity in the event of a change in control transaction, which is designed to further enhance stockholder value. Payment and benefits under the Executive Change in Control Program are provided only in the event of a qualifying termination of employment following a change in control (“double trigger.”) Autodesk does not offer tax reimbursement or “gross-up” payments under the Executive Change in Control Program.

The material terms and conditions of the Executive Change in Control Program, as well as an estimate of the potential payments and benefits payable in the event of a termination of employment in connection with a change in control of Autodesk, are set forth in “Change in Control Arrangements and Employment Agreements” below.

Other Compensation Policies

Mandatory Stock Ownership Guidelines

The Board believes that stock ownership by the executive officers is important to tie the risks and rewards inherent in stock ownership to the executive officers. Consequently, the Board has adopted mandatory guidelines for stock ownership by executive officers, replacing the previous voluntary ownership guidelines. During fiscal 2014, these mandatory ownership guidelines required all executive officers to hold a fixed number of shares of Autodesk’s Common Stock at the appropriate executive officer level. This is intended to create clear guidelines that tie a portion of the executive officer’s net worth to the performance of Autodesk’s stock price. The current stock ownership guidelines are as follows:

	CEO	Executive Vice President	Senior Vice President
Minimum number
of shares to be
owned	100,000	30,000	15,000

Executive officers have four years from the later of either (i) December 2013 or (ii) their promotion to a new, higher-level position to satisfy the required level of stock ownership. An executive officer can satisfy the required ownership level by

2014 Proxy Statement   41

acquiring shares upon exercise of vested options or by purchasing shares of Common Stock in the open market or through the Autodesk, Inc. Employee Qualified Stock Purchase Plan. For purposes of satisfying the required stock ownership level, both vested and unvested shares of restricted stock and shares of Common Stock subject to outstanding RSU and PSU awards are counted as owned.

As of the end of fiscal 2014, each of the Named Executive Officers satisfied the mandatory stock ownership guidelines.

Clawback Policy

Executive officer cash incentive-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct caused the material restatement of our financial statements.

Derivatives Trading and Anti-Hedging Policy

Executive officers, members of the Board, and all other employees are prohibited from investing in derivative securities related to Autodesk’s Common Stock and engaging in short sales or other short-position transactions in shares of Autodesk’s Common Stock. This policy does not restrict ownership of company-granted awards, such as options to purchase shares of Common Stock or PSU or RSU awards, which have been granted by the Committee. Autodesk’s insider trading policy prohibits the trading of derivatives or the hedging of Autodesk’s common equity securities by all employees, including the executive officers, and members of the Board.

Equity Award Grant Policy

All equity awards granted to the executive officers are approved by the Committee. Approval of the annual equity awards for the executive officers occurs at the Committee’s regularly scheduled quarterly meetings.

Regulatory Considerations and Practices

Autodesk continuously reviews and evaluates the impact of the tax laws and accounting practices and related interpretations on the executive compensation program. For example, the Committee considers Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), which results in recognition of compensation expense for share-based payment awards, and Section 409A of the Code, which impacts deferred compensation arrangements, as it evaluates, structures, and implements changes to the program.

Deductibility Limitation

Section 162(m) of the Code generally limits the amount of remuneration that a company may deduct for federal income tax purposes in any taxable year with respect to the CEO and each of the next three most highly-compensated executive officers (excluding the chief financial officer) to $1 million. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code or satisfies the conditions of another exemption from the deduction limit. The compensation income realized upon the exercise of options to purchase shares of Common Stock granted under a stockholder-approved employee stock plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Autodesk Executive Incentive Plan and the 2012 Employee Stock Plan are structured with the intention that awards granted under these plans could qualify for tax deductibility. However, to maintain flexibility and promote simplicity in the administration of these arrangements, other compensation that may be awarded under these plans, such as annual incentive cash payments and PSU and RSU awards, sometimes are not designed to qualify for tax deductibility under the Code.

Further, while mindful of the benefit of full deductibility of the remuneration paid to senior executive officers, the Committee believes that Autodesk should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating the executive officers in a manner that can best promote Autodesk’s objectives, which aligns the executive officers' interests with the stockholders' interests. Therefore, Autodesk has not adopted a policy that requires all compensation to be deductible. The Committee intends to continue to compensate the executive officers in a manner consistent with Autodesk’s best interests and the best interests of the stockholders.

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Taxation of Deferred Compensation

Section 409A of the Code imposes significant additional taxes in the event an executive officer, director, or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Section 409A applies to a wide range of compensation arrangements, including traditional nonqualified deferred compensation plans, certain equity awards, and severance arrangements. To assist employees with avoiding additional taxes under Section 409A, Autodesk has structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits. In addition, the relevant company or a successor may forfeit a deduction on the amounts subject to this additional tax. Autodesk did not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability the officer might owe as a result of the application of Sections 280G or 4999 during fiscal 2014, and has not agreed and is not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement or to otherwise address the application of Sections 280G or 4999 in connection with payments or benefits arising from a change in control.

Accounting for Stock-Based Compensation

Autodesk follows ASC Topic 718 for stock-based compensation awards. ASC Topic 718 requires Autodesk to measure the compensation expense for all share-based payment awards made to employees, including executive officers, and members of the Board, including options to purchase shares of Common Stock, based on the grant date “fair value” of these awards. Fair value is calculated for accounting purposes and reported in the compensation tables below, even though the executive officers and directors may never realize any value from their awards. ASC Topic 718 also requires Autodesk to recognize the compensation cost of these share-based payment awards in the income statements over the period that an employee or director is required to render service in exchange for the stock option or other award.

2014 Proxy Statement   43

Report of the Compensation Committee

The Compensation and Human Resources Committee of the Board of Directors, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its responsibilities regarding compensation matters and, pursuant to its Charter, is responsible for determining the compensation of Autodesk’s executive officers. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K with Autodesk’s management team. Based on this review and discussion, the Compensation and Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Mary T. McDowell, Chair
Thomas Georgens
Stacy J. Smith

2014 Proxy Statement   44

Summary Compensation Table and Narrative Disclosure

This narrative discussion, as well as the table and footnotes below, summarizes our Named Executive Officers’ compensation for fiscal 2014, 2013 and 2012. The Named Executive Officers are Carl Bass (President and Chief Executive Officer), Mark J. Hawkins (Executive Vice President and Chief Financial Officer), and the next three most highly compensated individuals who were serving as executive officers of Autodesk on January 31, 2014, the last day of our most recent fiscal year. For information on our compensation objectives, see the discussion under the heading “Compensation Discussion and Analysis.”

Salary

Named Executive Officers are paid a cash-based salary. We did not provide equity or other non-cash items to our Named Executive Officers as salary compensation during fiscal 2014, 2013 and 2012.

Bonus

This column represents payments made to our Named Executive Officers for amounts that relate to: Autodesk and individual performance under the Autodesk, Inc. Incentive Performance plan for fiscal 2013; signing bonuses, and other miscellaneous payments, such as payments made in recognition of years of service as part of an Autodesk company-wide program.

Stock Awards and Option Awards

Amounts shown in these columns do not reflect compensation actually received by our Named Executive Officers. Instead, the amounts reported represent the aggregate grant date fair values of performance-based restricted stock unit awards, restricted stock unit awards, and option awards, as determined pursuant to FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Note 1,

“Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our fiscal 2014 Annual Report on Form 10-K filed on March 10, 2014.

Equity and Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation represents amounts earned for services performed during the relevant fiscal year pursuant to our short-term cash incentive plan (EIP) for all executive officers shown. Amounts earned under our short-term cash incentive plan are paid in cash unless a participant elects to defer a portion of the earned amount as RSUs. (See note (e) below for more information on these deferrals.) The amounts shown in the Non-Equity Incentive Plan Compensation column below reflect the total cash amounts awarded. The amounts shown in the Equity Incentive Deferral Plan Compensation column reflect the grant date fair value of RSUs granted in lieu of cash for any participant that has decided to defer into RSUs a portion of the total short-term cash incentive plan (EIP) amount awarded. Cash amounts awarded under the EIP are payable in the first quarter of the following fiscal year.

All Other Compensation

This column represents all other compensation for the relevant fiscal year not reported in the previous columns, such as payment of relocation and temporary housing expenses, reimbursement of certain tax expenses, Autodesk’s matching contributions to pre-tax savings plans, insurance premiums, personal gifts and related tax gross ups. Generally, unless the items included in this category exceed the greater of $25,000 or 10% of the total amount of perquisites received by a given Named Executive Officer, individual perquisites are not separately identified and quantified.

2014 Proxy Statement   45

The Summary Compensation Table below presents information concerning the total compensation of our Named Executive Officers for fiscal 2014, 2013 and 2012. Ms. Becker was not a Named Executive Officer in fiscal 2012, so her compensation information is not presented for that period.

						Equity
						Incentive	Non-Equity
						Deferral	Incentive
						Plan	Plan	All Other
				Stock		Compensa	Compensati	Compens
	Fiscal	Salary	Bonus	Awards	Option	tion	on	ation	Total
Name and Principal Position	Year	($)	($)(c)	($) (d)	Awards ($)	($) (e)	($)	($)	($)
Carl Bass,	2014	1,027,654	—	6,866,867	—	—	399,769	3,000	8,297,290
President and Chief	2013	991,000	1,142,213	7,269,000	—	—	—	4,196	9,406,409
Executive Officer	2012	945,192	950	8,762,000	4,386,870	—	1,300,000	4,202	15,399,214
Mark J. Hawkins,	2014	595,884	—	1,058,061	—	—	278,519	14,621	1,947,085
Executive Vice President and	2013	571,076	394,583	1,186,900	—	—	—	51,553	2,204,112
Chief Financial Officer (a)	2012	547,885	—	1,173,588	402,130	226,889	289,800	100,582	2,740,874
Jan Becker,	2014	410,057	—	723,936	—	—	191,423	4,120	1,329,536
Senior Vice President,	2013	395,557	275,289	913,000	—	—	—	4,095	1,587,941
Human Resources and Corporate
Real Estate
Steven M. Blum,	2014	443,700	—	696,093	—	—	336,564	20,022	1,496,379
Senior Vice President,	2013	428,269	157,860	1,186,900	—	—	233,873	16,438	2,023,340
Worldwide Sales and Services (b)	2012	378,080	—	1,666,450	731,145	—	392,754	13,467	3,181,896
Pascal W. Di Fronzo,	2014	441,019	—	723,936	—	—	205,862	3,511	1,374,328
Senior Vice President,	2013	424,961	294,206	913,000	—	—	—	4,106	1,636,273
General Counsel and Secretary	2012	388,096	—	1,173,588	402,130	—	350,000	11,956	2,325,770
____________________
(a)	Mr. Hawkins’ fiscal 2014 other compensation includes authorized spouse travel and gifts in connection with a business trip, tax gross-ups for certain perquisites, the 401(k) plan match, and standard health benefits.
(b)	Mr. Blum’s Non-Equity Incentive Plan Compensation consists of amounts earned as sales commissions during fiscal 2014 and as shown below. Commissions and sales bonuses are paid quarterly for the previous quarter’s commissions and bonus earned.

Fiscal 2014
Sales commissions	$199,323
Short-term cash incentive plan (EIP)	137,241
Total	$336,564

Mr. Blum’s fiscal 2014 other compensation includes authorized spouse travel and gifts in connection with a business trip, tax gross-ups for certain perquisites, the 401(k) plan match, and standard health benefits.
(c)	Fiscal 2013 bonuses primarily relate to amounts paid under the Autodesk, Inc. Incentive Performance Plan, in recognition of Autodesk’s performance under the metrics approved for that Plan. In addition, Ms. Becker and Mr. Blum (in fiscal 2013), and Mr. Bass (in fiscal 2012), received anniversary bonuses in recognition of their years of service.
(d)	Amounts consist of the aggregate grant date value for PSU and RSU awards computed in accordance with FASB ASC Topic 718, based on target levels of achievement (the probable outcome at grant) in the case of PSUs. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 10, 2014. The maximum value of PSU awards is capped at 180% of target. The maximum values for PSU awards granted in fiscal 2014 are as follows: Mr. Bass: $6,156,625; Mr. Hawkins: $501,283; Ms. Becker: $342,983; Mr. Blum: $329,792; and Mr. Di Fronzo: $342,983. Actual PSU awards earned in fiscal 2014 by the Named Executive Officers are shown in “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis.”
(e)	Prior to April 2013, we maintained the Deferral Plan. Under the Deferral Plan, participants were permitted to defer up to 50% of their EIP award in a given plan year. The deferred amount of such award was to be settled with RSUs granted to the participant.

2014 Proxy Statement   46

Grants of Plan-Based Awards in Fiscal 2014

Grants of plan-based awards reflect grants made to our Named Executive Officers under our non-equity incentive plans and equity compensation plans during fiscal 2014. The following table includes potential threshold, target and maximum amounts payable under our short-term cash incentive plan (EIP) for performance during fiscal 2014. However, these amounts do not reflect amounts actually earned under our EIP for fiscal 2014. The following table also includes amounts relating to PSUs and RSUs issued under our 2012 Employee Stock Plan. See “Change in Control Arrangements and Employment Agreements” below for a further description of certain terms relating to these awards. Awards included in the following table do not constitute additional compensation to the amounts included in the Summary Compensation Table. See “Annual Incentive Award Decisions” and “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” beginning on page 26 for actual amounts earned in fiscal 2014 by the Named Executive Officers and further discussion of the role of plan-based and other awards in our overall executive compensation program.

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during fiscal 2014:

									Grant Date
								All Other	Fair Value
								Stock	of Stock
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Awards:	Awards and
		Equity Incentive Plan Awards (a)			Equity Incentive Plan Awards (b)			Number of	Option
	Grant						Maximum	Shares of	Awards ($)
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	(#)	Stock (#)(c)	(d)
Carl Bass	3/21/2013	—	—	—	—	—	—	84,000	3,446,520
	3/21/2013	—	—	—	—	36,500	65,700	—	1,573,515
	3/21/2013	—	—	—	—	42,840	77,112	—	1,846,832
		—	1,287,500	4,000,000	—	—	—	—	—
Mark J.	3/21/2013	—	—	—	—	6,460	11,628	—	278,491
Hawkins	3/21/2013	—	—	—	—	—	—	19,000	779,570
		—	448,500	4,000,000	—	—	—	—	—
Jan Becker	3/21/2013	—	—	—	—	4,420	7,956	—	190,546
	3/21/2013	—	—	—	—	—	—	13,000	533,390
		—	308,250	4,000,000	—	—	—	—	—
Steve M.	3/21/2013	—	—	—	—	4,250	7,650	—	183,218
Blum	3/21/2013	—	—	—	—	—	—	12,500	512,875
		—	442,000	N/A	—	—	—	—	—
Pascal W.	3/21/2013	—	—	—	—	4,420	7,956	—	190,546
Di Fronzo	3/21/2013	—	—	—	—	—	—	13,000	533,390
		—	331,500	4,000,000	—	—	—	—	—

____________________
(a)	Reflects target and maximum dollar amounts payable under the EIP for performance during fiscal 2014, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation Programs.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. Mr. Blum’s amount in the “target” column includes a fiscal 2014 target short-term cash incentive award of $221,000 and target sales commissions of $221,000. Mr. Blum’s maximum short-term cash incentive plan award is the same as the maximum for other Named Executive Officers, but sales commissions do not have a preset maximum limit.
(b)	Represents shares of our Common Stock subject to each of the PSU awards granted to the Named Executive Officers in fiscal 2014 under our 2012 Employee Stock Plan. These columns show the awards that were possible at the threshold, target and maximum levels of performance. Shares were to be earned based upon annual revenue and non-GAAP operating margin goals for fiscal 2014 adopted by the Compensation Committee (the “Annual Financial Results”), as well as TSR compared against the S&P Computer Software Select Index (“Relative TSR”). In each case, Annual Financial Results for the relevant performance period could result in PSU attainment, subject to the Relative TSR modifier, of 0%-150% of target. Once that Annual Financial Results percentage is established, it is multiplied by a percentage ranging from 80%-120%, depending on Autodesk’s Relative TSR performance for the period. Ultimately, PSUs could be earned from 0%-180% of target. For Mr. Bass, amounts include an additional PSU award covering 36,500 shares of Common Stock that had been approved by the Compensation Committee on March 8, 2012, but amended on March 21, 2013, to being earned based upon achievement of the Annual Financial Results and Relative TSR goals. Actual PSU awards earned in fiscal 2014 by the Named Executive Officers under this program are shown in “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis.”
(c)	RSUs vest as to one-third of the units on an annual basis over three years from the date of grant.
(d)	Reflects the grant date fair value of each equity award. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 10, 2014. These amounts do not correspond to the actual value that will be realized by the Named Executive Officers upon the vesting of RSUs or the sale of the Common Stock underlying such awards.

2014 Proxy Statement   47

Outstanding Equity Awards at Fiscal 2014 Year End

The following table presents information concerning outstanding unexercised options and unvested RSU awards for each Named Executive Officer as of January 31, 2014. This table includes options and RSUs granted under the 2012 Employee Stock Plan and the 2008 Employee Stock

Plan. Unless otherwise indicated, all options granted to Named Executive Officers vest at the rate of 25% per year over the first four years of the option term, and all RSU awards fully vest on the third anniversary of the grant date.

	Option Awards					Stock Awards
											Equity
											Incentive
											Plan
						Number		Market	Equity		Awards:
						of Shares		Value of	Incentive		Market or
		Number of	Number of			of Stock		Shares of	Plan Awards:		Payout
		Securities	Securities			That		Stock	Number of		Value of
		Underlying	Underlying	Option		Have		That	Unearned		Unearned
		Unexercised	Unexercised	Exercise	Option	Not		Have Not	Shares That		Shares That
	Grant	Options (#)	Options (#)	Price	Expiration	Vested		Vested ($)	Have		Have Not
Name	Date	Exercisable	Unexercisable	($)	Date	(#)		(a)	Not Vested (#)		Vested ($)
Carl Bass	3/26/2010	—	97,500	29.50	3/26/2017	—		—	—		—
	3/24/2011	150,000	150,000	43.81	3/24/2021	—		—	—		—
	3/24/2011	—	—	—	—	66,000		3,382,500	—		—
	3/8/2012	—	—	—	—	50,272	(b)	2,576,440	—		—
	3/8/2012	—	—	—	—	54,450		2,790,563	—		—
	3/21/2013	—	—	—	—	28,188	(c)	1,444,635	—		—
	3/21/2013	—	—	—	—	24,017	(d)	1,230,871	—		—
	3/21/2013	—	—	—	—	84,000		4,305,000	—		—
Mark J.
Hawkins	3/26/2010	—	18,750	29.50	3/26/2017	—		—	—		—
	3/24/2011	—	13,750	43.81	3/24/2021	—		—	—		—
	3/24/2011	—	—	—	—	4,537		232,521	—		—
	3/24/2011	—	—	—	—	—		—	1,902	(e)	97,478
	3/8/2012	—	—	—	—	—		—	1,553	(f)	79,591
	3/8/2012	—	—	—	—	10,725		549,656	—		—
	3/8/2012	—	—	—	—	9,901	(b)	507,426	—		—
	3/21/2013	—	—	—	—	19,000		973,750
	3/21/2013	—	—	—	—	4,250	(c)	331,075	—		—
Jan
Becker	3/26/2010	—	15,000	29.50	3/26/2017	—		—	—		—
	3/24/2011	—	13,750	43.81	3/24/2021	—		—	—		—
	3/24/2011	—	—	—	—	4,537		232,521	—		—
	3/8/2012	—	—	—	—	7,617	(b)	390,371	—		—
	3/8/2012	—	—	—	—	8,250		422,813	—		—
	3/21/2013	—	—	—	—	2,908	(c)	149,035	—		—
	3/21/2013	—	—	—	—	13,000		666,250	—		—
Steve M.
Blum	3/25/2010	—	15,000	29.49	3/25/2017	—		—	—		—
	3/24/2011	25,000	25,000	43.81	3/24/2021	—		—	—		—
	3/24/2011	—	—	—	—	8,250		422,813	—		—
	3/8/2012	—	—	—	—	9,901	(b)	507,426	—		—
	3/8/2012	—	—	—	—	10,725		549,656	—		—
	3/21/2013	—	—	—	—	2,796	(c)	143,295	—		—
	3/21/2013	—	—	—	—	12,500		640,625	—		—
Pascal W.
Di
Fronzo	3/26/2010	—	15,000	29.50	3/26/2017	—		—	—		—
	3/24/2011	—	13,750	43.81	3/24/2021	—		—	—		—
	3/24/2011	—	—	—	—	4,537		232,521	—		—
	3/8/2012	—	—	—	—	8,250		422,813	—		—
	3/8/2012	—	—	—	—	7,617	(b)	390,371	—		—
	3/21/2013	—	—	—	—	13,000		666,250	—		—
	3/21/2013	—	—	—	—	2,908	(c)	149,035	—		—

2014 Proxy Statement   48

____________________
(a)	Market value of RSUs that have not vested is computed by multiplying (i) $51.25, the closing price on the NASDAQ of Autodesk Common Stock on January 31, 2014, the last trading day of fiscal 2014, by (ii) the number of shares of stock underlying RSU awards.
(b)	Awards granted on March 8, 2012, relate to PSU awards granted under the 2012 Plan that were subject to achievement of annual revenue and non-GAAP operating margin goals for fiscal 2013 adopted by the Compensation Committee, and vest in thirds over a period of three years from grant date.
(c)	Awards granted on March 21, 2013, relate to the first year tranche of PSU awards granted under the 2012 Plan. These PSUs were subject to achievement of annual revenue and non-GAAP operating margin goals for fiscal 2014 adopted by the Compensation Committee, as well as TSR compared against the S&P Computer Software Select Index. The first year tranche of these PSUs were earned as of January 31, 2014, and subject to vest on March 26, 2014.
(d)	Award approved on March 8, 2012, but amended on March 21, 2013, relates to the second year tranche of PSU awards granted under the 2012 Plan. These PSUs were subject to achievement of annual revenue and non-GAAP operating margin goals for fiscal 2014 adopted by the Compensation Committee, as well as TSR compared against the S&P Computer Software Select Index. The second year tranche of these PSUs were earned as of January 31, 2014, and subject to vest on March 26, 2014.
(e)	Award granted on March 24, 2011, to Mr. Hawkins relates to the Premium RSU awards granted under the Equity Incentive Deferral Plan for fiscal year 2011. These awards vest on the third anniversary of the grant date.
(f)	Award granted on March 8, 2012, to Mr. Hawkins relates to the Premium RSU awards granted under the Equity Incentive Deferral Plan for fiscal year 2012. These awards vest on the third anniversary of the grant date.

2014 Proxy Statement   49

Option Exercises and Stock Vested at Fiscal 2014 Year End

The following table presents certain information concerning the vesting of stock awards by each of the Named Executive Officers during fiscal 2014.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Named Executive Officer	Exercise (#)	Exercise ($) (a)	Vesting (#)	Vesting ($) (a)
Carl Bass	1,492,500	31,806,888	154,173	6,184,124
Mark J. Hawkins	70,000	965,350	35,164	1,406,695
Jan Becker	107,502	1,408,949	32,712	1,308,244
Steve M. Blum	143,206	3,227,282	38,876	1,554,952
Pascal W. Di Fronzo	156,252	3,494,749	32,714	1,308,244
____________________
(a)	For options exercised, reflects the number of shares acquired upon exercise multiplied by the difference between the closing market price of our Common Stock as reported on the NASDAQ on the date of exercise and the exercise price of the underlying stock option. For RSUs vested, reflects the number of shares acquired on vesting multiplied by the closing market price of our Common Stock as reported on the NASDAQ on the vesting date.

Nonqualified Deferred Compensation for Fiscal 2014

Under our Nonqualified Deferred Compensation Plan, certain United States-based officers (including Named Executive Officers) may defer compensation earned as salary or awards under the short-term cash incentive plan (EIP). Deferral elections are made by eligible executive officers each year during an “open enrollment” period for amounts to be earned in the following year. Autodesk does not make any contribution for executive officers under the

Nonqualified Deferred Compensation Plan. Prior to April 2013, we maintained our Autodesk, Inc. Equity Incentive Deferral Plan, which permitted certain executive officers to defer up to 50% of their EIP award.

The following table presents information regarding non-qualified deferred compensation activity for each listed officer during fiscal 2014:

	Executive	Aggregate
	Contributions	Earnings/	Aggregate
	in Fiscal	(Losses) in	Balance at
Named Executive Officer	Year ($)	Fiscal Year ($) (a)	Fiscal Year End ($)
Carl Bass	—	—	—
Mark J. Hawkins	—	13,292	121,204
Jan Becker	—	8,712	890,451
Steve M. Blum	—	76,499	521,427
Pascal W. Di Fronzo	—	27,451	156,287
____________________
(a)	None of the earnings or losses in this column are reflected in the Summary Compensation Table because they are not considered preferential or above market.

2014 Proxy Statement   50

Change in Control Arrangements and Employment Agreements

In an effort to ensure the continued service of our key executive officers in the event of a change in control, each of our current executive officers, among other employees, participate in an amended and restated Executive Change in Control Program (the “Program”) that was approved by the Board in March 2006 and amended most recently in September 2013. Mr. Bass has a change in control provision in his employment agreement, as noted below.

Executive Change in Control Program

Under the terms of the Program, if, within sixty days before, or twelve months following, a “change in control,” an executive officer who participates in the Program is terminated without “cause,” or voluntarily terminates his or her employment for “good reason” (as those terms are defined in the Program), the executive officer will receive (among other benefits), following execution of a release and non-solicit agreement:

  An amount equal to one and one-half times the sum of the executive officer’s annual base compensation and average annual bonus, plus the executive officer’s pro-rata bonus, provided Autodesk’s bonus targets are satisfied, payable in a lump sum;

  The acceleration of all of the executive officer’s outstanding incentive equity awards, including stock options and RSUs; and

  Reimbursement of the total applicable premium cost for medical and dental coverage for the executive officer and his or her eligible spouse and dependents until the earlier of 18 months from the date of termination or when the executive officer becomes covered under another employer’s employee benefit plans.

An executive officer who is terminated for any other reason will receive severance or other benefits only to the extent the executive would be entitled to receive those benefits under our then-existing benefit plans and policies.

If the benefits provided under the Program constitute parachute payments under Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever results the executive officer receiving the greatest amount of benefits.

As defined in the Program, a “change in control” occurs if any person acquires 50% or more of the total voting power represented by voting securities, if Autodesk sells all or substantially all its assets, if Autodesk merges or consolidates with another corporation, or if the composition of the Board changes substantially.

Employment Agreement with Carl Bass

In March 2013, Autodesk entered into an amended and restated employment agreement with Carl Bass that provides for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control” or following the completion of a Board requested executive “transition period,” as each such term is defined in Mr. Bass’ employment agreement.

In the event Mr. Bass’ employment is terminated by Autodesk without cause or if Mr. Bass resigns for good reason, and such termination is not in connection with a change of control, Mr. Bass will receive (i) payment of 200% of his then-current base salary for 12 months; (ii) payout of his pro-rata bonus for the fiscal year in which termination occurs, provided Autodesk bonus targets are satisfied, to be paid in one lump sum on or before March 15 of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then-outstanding unvested equity awards (other than any awards that vest in whole or in part based on performance); (iv) with respect to his then-outstanding unvested equity awards that vest in whole or in part based on performance, those awards will vest, as if he had remained continuously employed by Autodesk through the end of the 12-month performance period in which his employment is terminated, based on the extent, if any, that the underlying performance criteria for those awards are satisfied for that performance period; (v) a period of not less than 12 months to exercise any vested stock options that were granted to Mr. Bass on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date they would have expired if his employment had not terminated); and (vi) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. In addition, Mr. Bass is subject to non-solicitation and non-competition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass’ employment is terminated by Autodesk without cause or if Mr. Bass resigns for good reason, Mr. Bass will receive (i) a lump sum payment in an amount equal to 200% of his then-current annual base salary and average annual bonus; (ii) payout of his pro-rata bonus for the fiscal year of Autodesk in which termination occurs, provided Autodesk bonus targets are satisfied, to be paid in one lump sum on

2014 Proxy Statement   51

or before March 15 of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then-outstanding unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria; (iv) a period of not less than 12 months to exercise any vested stock options that were granted to Mr. Bass by Autodesk on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date they would have expired if his employment had not terminated); and (v) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 18 months following termination or the date Mr. Bass becomes covered under similar health plans.

Potential Payments Upon Termination or Change in Control

The tables below list the estimated amount of compensation payable to each of the Named Executive Officers in the event of voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control, and termination in the event of disability or death of the executive. The amounts shown for all Named Executive Officers assume that such termination was effective as of January 31, 2014, and include all components of compensation, benefits and perquisites payable under the Executive Change in Control Program effective during the 2014 fiscal year or, in the case of Mr. Bass, pursuant to his employment agreement, discussed above. Estimated amounts for share-based compensation are based on the closing price of the Common Stock on the NASDAQ on Thursday, January 31, 2014, which was $51.25 per share. The actual amounts to be paid out for any Named Executive Officer can only be determined at the time of such executive’s separation.

Carl Bass

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		for Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)
Compensation:
Base Salary (1)	—	2,060,000	—	2,060,000	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	399,769	—	2,980,577	—	—
Equity Awards (3)	—	18,965,865	—	26,704,000	—	—
Benefits and perquisites:
Health Insurance (4)	—	25,127	—	37,690	25,127	—
Disability Income (5)	—	—	—	—	2,070,088	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,030,000	1,030,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Accrued Vacation Pay (8)	—	—	—	—	—	—
Total Executive Benefits and
Payments Upon Separation	—	21,450,761	—	31,782,267	3,125,215	3,030,000

2014 Proxy Statement   52

Mark J. Hawkins

		Involuntary		Involuntary
		Not For Cause or		Not for Cause or
		Voluntary for		Voluntary for
		Good Reason		Good Reason
		(Except Change		(Change in
	Voluntary	in Control)	For Cause	Control)
	Termination on	Termination on	Termination on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)
Compensation:
Base Salary (1)	—	—	—	897,000	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	—	—	955,811	—	—
Equity Awards (3)	—	—	—	4,497,773	—	—
Benefits and perquisites:
Health Insurance (4)	—	—	—	26,717	17,811	—
Disability Income (5)	—	—	—	—	2,250,356	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,196,000	1,196,000
Life Insurance (7)	—	—	—	—	—	1,794,000
Total Executive Benefits and
Payments Upon Separation	—	—	—	6,377,301	3,464,167	2,990,000

Jan Becker

		Involuntary		Involuntary
		Not For Cause or		Not for Cause or
		Voluntary for		Voluntary for
		Good Reason		Good Reason
		(Except Change		(Change in
	Voluntary	in Control)	For Cause	Control)
	Termination on	Termination on	Termination on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)
Compensation:
Base Salary (1)	—	—	—	616,500	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	—	—	656,567	—	—
Equity Awards (3)	—	—	—	2,839,196	—	—
Benefits and perquisites:
Health Insurance (4)	—	—	—	31,896	21,264	—
Disability Income (5)	—	—	—	—	1,353,455	—
Accidental Death or
Dismemberment (6)	—	—	—	—	411,000	411,000
Life Insurance (7)	—	—	—	—	—	822,000
Total Executive Benefits and
Payments Upon Separation	—	—	—	4,144,159	1,785,719	1,233,000

2014 Proxy Statement   53

Steven M. Blum

		Involuntary		Involuntary
		Not For Cause or		Not for Cause or
		Voluntary for		Voluntary for
		Good Reason		Good Reason
		(Except Change		(Change in
	Voluntary	in Control)	For Cause	Control)
	Termination on	Termination on	Termination on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)
Compensation:
Base Salary (1)	—	—	—	663,000	—	—
Short-Term Cash
Incentive Plan (EIP) (2)	—	—	—	924,930	—	—
Sales Commissions and
Bonus (9)	—	—	—	298,985	—	—
Equity Awards (3)	—	—	—	3,315,775	—	—
Benefits and perquisites:
Health Insurance (4)	—	—	—	37,690	25,127	—
Disability Income (5)	—	—	—	—	2,670,767	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,989,000	1,989,000
Life Insurance (7)	—	—	—	—	—	1,989,000
Total Executive Benefits and
Payments Upon Separation	—	—	—	5,240,380	4,684,894	3,978,000

Pascal W. Di Fronzo

		Involuntary		Involuntary
		Not For Cause or		Not for Cause or
		Voluntary for		Voluntary for
		Good Reason		Good Reason
		(Except Change		(Change in
	Voluntary	in Control)	For Cause	Control)
	Termination on	Termination on	Termination on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)	1/31/2014 ($)
Compensation:
Base Salary (1)	—	—	—	663,000	—	—
Short-Term Cash
Incentive Plan (EIP) (2)	—	—	—	697,965	—	—
Equity Awards (3)	—	—	—	2,839,196	—	—
Benefits and perquisites:
Health Insurance (4)	—	—	—	36,396	24,264	—
Disability Income (5)	—	—	—	—	2,670,767	—
Accidental Death or
Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and
Payments Upon Separation	—	—	—	4,236,557	4,695,031	4,000,000

2014 Proxy Statement   54

____________________
(1)	Base Salary: For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2014. For the other Named Executive Officers, the amounts shown would be paid in accordance with the Executive Change in Control Program effective during the 2014 fiscal year.
(2)	Short-Term Cash Incentive Plan (EIP): For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2014. For the other Named Executive Officers, the amounts shown would be paid in accordance with the Executive Change in Control Program effective during the 2014 fiscal year. These amounts are based on the cash value of the short-term cash incentive plan.
(3)	Equity Awards: For Mr. Bass, the amounts shown reflect the value of unvested equity awards accelerated in accordance with his employment agreement that was in effect as of January 31, 2014. For the other Named Executive Officers, the amounts shown reflect the value of unvested equity awards accelerated in accordance with the Executive Change in Control Program effective during the 2014 fiscal year. Reported values are based on (i) the excess of the closing price of our Common Stock on January 31, 2014 ($51.25 per share), over the exercise price with respect to unvested stock options, and (ii) the $51.25 closing price of our Common Stock on January 31, 2014, in the case of RSUs and PSUs.
(4)	Health Insurance: For Mr. Bass, in accordance with his employment agreement that was in effect as of January 31, 2014, these amounts represent the cost of continuing coverage for Mr. Bass and his dependents. The amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column reflects twelve months of coverage after separation. The amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column reflects eighteen months of coverage after separation. For the other Named Executive Officers, these amounts represent the cost of continuing coverage for medical and dental benefits for each executive and his or her dependents (i) in the case of the Disability column, for twelve months in accordance with Autodesk’s benefits program, and (ii) in the case of the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column, for eighteen months after separation in accordance with the Executive Change in Control Program effective during the 2014 fiscal year.
(5)	Disability Income: Reflects the estimated present value of all future payments to each executive under his or her elected disability program, which represent 100% of base salary for the first 90 days, and then 66- 2/3% of salary thereafter, with a maximum of $20,000 per month, until the age of 65. These payments would be made by the insurance provider, not by Autodesk.
(6)	Accidental Death or Dismemberment: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of the executive’s accidental death. There is also a prorated lump sum payment for dismemberment. The amount shown as payable upon dismemberment is based upon the payout for the most severe dismemberment under the plan.
(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of the executive’s death.
(8)	Accrued Vacation Pay: At January 31, 2014, Mr. Bass had no accrued vacation.
(9)	Sales Commissions and Bonus: For Mr. Blum, amounts reflect the fiscal 2014 sales commissions and bonuses earned.

Compensation of Directors

During fiscal 2014, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of
Directors	$75,000 and 8,300 RSUs
Non-executive Chairman of
the Board	an additional $	65,000
Chair of the Audit Committee	an additional $	25,000
Chair of the Compensation
and Human Resources
Committee	an additional $	20,000
Chair of the Corporate
Governance and Nominating
Committee	an additional $	10,000

The annual compensation cycle for non-employee directors begins on the date of the annual stockholders’ meeting and ends on the date of the next annual stockholders meeting (“Directors’ Compensation Cycle”). Director compensation in the tables below represents the portion of annual compensation with respect to service during Autodesk’s fiscal 2014.

No later than December 31 of the year prior to a director’s re-election to the Board, the director can elect to receive up to 100% of his or her annual fees in the form of RSUs issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. The RSUs are issued at the beginning of the Directors’ Compensation Cycle on the date of the annual meeting of stockholders and will vest on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date.

For the period from June 7, 2012, through June 13, 2013, all of our non-employee directors, except Mr. Beveridge and Mr. West, elected to convert 100% of the cash portion of their annual fees to RSUs. Mr. Beveridge did not elect to receive any portion of his annual fees in the form of RSUs and instead received 100% cash. Mr. West elected to receive 20% of his annual fees in the form of RSUs. For the period from June 13, 2013, through June 10, 2014, all of our non-employee directors, except Mr. Beveridge, Mr. Georgens, Ms. Rafael and Mr. West, elected to convert 100% of the cash portion of their annual fees to RSUs. The four named directors did not elect to receive any portion of their annual fees in the form of RSUs and instead received 100% cash.

2014 Proxy Statement   55

If elected, cash compensation is accrued monthly and paid quarterly, in arrears.

Autodesk’s 2012 Outside Directors’ Stock Plan provides for the automatic grant of RSUs to our non-employee directors. Upon being elected or appointed to our Board, each non-employee director is provided an initial grant of 12,400 RSUs (“Initial RSUs”), with subsequent annual grants of 8,300 RSUs (“Subsequent Annual RSUs”). The

RSUs granted under the 2012 Outside Directors’ Stock Plan upon election or appointment vest over a three-year period; Subsequent Annual RSUs vest over a one-year period.

The table below presents information concerning the compensation paid by us to each of our non-employee directors for fiscal 2014. Mr. Bass, who was an Autodesk employee during fiscal 2014, did not receive additional compensation for his service as a director.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Director (a)	($) (b)	($) (c)	($)
Crawford W. Beveridge	140,000	297,804	437,804
J. Hallam Dawson	75,000	312,798	387,798
Thomas Georgens	63,750	508,772	572,522
Per-Kristian Halvorsen	85,000	314,778	399,778
Mary T. McDowell	87,833	315,353	403,186
Lorrie M. Norrington	91,042	315,998	407,040
Betsy Rafael	28,938	507,656	536,594
Stacy J. Smith	75,000	312,798	387,798
Steven M. West	82,167	297,804	379,971
____________________
(a)	Mr. Georgens was appointed to the Board on March 21, 2013. Ms. Rafael was appointed to the Board on September 19, 2013. Mr. Georgens and Ms. Rafael were each granted an Initial RSU award of 12,400 shares upon appointment to the Board.
(b)	Fees Earned or Paid in Cash reflects the dollar amounts of fees earned. As noted above, during fiscal 2014, directors could elect to receive up to 100% of their compensation in the form of RSUs in lieu of cash. The following table represents actual cash received by the directors in fiscal 2014 based on their elections. See footnote (c) for more information regarding the RSUs granted in lieu of cash.

Director	Fees Actually Paid in Cash ($)
Crawford W. Beveridge	140,000
J. Hallam Dawson	—
Thomas Georgens	66,825
Per-Kristian Halvorsen	—
Mary T. McDowell	—
Lorrie M. Norrington	—
Betsy Rafael	28,938
Stacy J. Smith	—
Steven M. West	82,167

(c)	The Stock Awards column reflects (i) the grant date fair value of the Initial RSUs and Subsequent Annual RSUs and (ii) the pro-rata grant date fair value of 20% of the stock awards the directors earned during fiscal 2014 in lieu of cash. The 20% represents the premium of the $1.20 worth of stock for each $1.00 of cash compensation foregone. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our fiscal 2014 Annual Report on Form 10-K filed on March 10, 2014. These amounts do not correspond to the actual value that will be realized by the directors upon the vesting of RSUs or the sale of the Common Stock underlying such awards.

2014 Proxy Statement   56

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 7, 2012, in lieu of cash foregone for the June 7, 2012, through June 13, 2013, Directors’ Compensation Cycle.

	Restricted Stock Unit
		Number of Shares	Grant Date Fair	Grant Date Fair Value of the
	Total Number of	Representing the	Value of Stock	20% Premium of the Stock
Director	Shares (#)	20% Premium (#)	Awards ($)	Awards ($)
Crawford W. Beveridge	—	—	—	—
J. Hallam Dawson	2,756	459	89,983	14,986
Thomas Georgens	—	—	—	—
Per-Kristian Halvorsen	3,124	520	101,999	16,978
Mary T. McDowell	2,756	459	89,893	14,986
Lorrie M. Norrington	2,756	459	89,893	14,986
Betsy Rafael	—	—	—	—
Stacy J. Smith	2,756	459	89,893	14,986
Steven M. West	—	—	—	—

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 13, 2013, in lieu of cash foregone for the June 13, 2013, through June 10, 2014, Directors’ Compensation Cycle.

	Restricted Stock Unit
		Number of Shares	Grant Date Fair	Grant Date Fair Value of the
	Total Number of	Representing the	Value of Stock	20% Premium of the Stock
Director	Shares (#)	20% Premium (#)	Awards ($)	Awards ($)
Crawford W. Beveridge	—	—	—	—
J. Hallam Dawson	2,508	418	89,987	14,998
Thomas Georgens	—	—	—	—
Per-Kristian Halvorsen	2,842	473	101,971	16,971
Mary T. McDowell	3,177	529	113,991	18,981
Lorrie M. Norrington	3,344	557	119,983	19,985
Betsy Rafael	—	—	—	—
Stacy J. Smith	2,508	418	89,987	14,998
Steven M. West	—	—	—	—

The following table shows the total amounts and fair values of Subsequent Annual RSUs and Initial RSUs granted during fiscal 2014.

	Restricted Stock Unit
			Grant Date Fair
		Number of	Value of Stock
Director (a)	Grant Date	Shares (#)	Awards ($)
Crawford W. Beveridge	6/13/2013	8,300	297,804
J. Hallam Dawson	6/13/2013	8,300	297,804
Thomas Georgens	3/21/2013	12,400	508,772
Per-Kristian Halvorsen	6/13/2013	8,300	297,804
Mary T. McDowell	6/13/2013	8,300	297,804
Lorrie M. Norrington	6/13/2013	8,300	297,804
Betsy Rafael	9/19/2013	12,400	507,656
Stacy J. Smith	6/13/2013	8,300	297,804
Steven M. West	6/13/2013	8,300	297,804
____________________
(a)	Mr. Georgens was appointed to the Board on March 21, 2013. Ms. Rafael was appointed to the Board on September 19, 2013. Mr. Georgens and Ms. Rafael were each granted an Initial RSU award of 12,400 shares upon appointment to the Board.

2014 Proxy Statement   57

The aggregate number of each director’s stock options and RSUs outstanding at January 31, 2014 was:

	Aggregate Number of Shares	Aggregate Number of Shares
	Underlying Outstanding Stock	Underlying Outstanding Restricted
Directors	Options Outstanding	Stock Units
Crawford W. Beveridge	70,000	8,300
J. Hallam Dawson	80,000	10,808
Thomas Georgens	—	12,400
Per-Kristian Halvorsen	50,000	11,142
Mary T. McDowell	70,000	11,477
Lorrie M. Norrington	50,000	11,644
Betsy Rafael	—	12,400
Stacy J. Smith	50,000	10,808
Steven M. West	20,000	8,300

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance under these plans as of January 31, 2014.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding	(Excluding Securities
	Warrants and Rights (in	Options, Warrants	Reflected In Column (a)) (in
Plan category	Millions) (#)	and Rights ($)	Millions) (#)
Equity compensation plans approved by security
holders	12.4	33.56	59.7	(1)
Equity compensation plans not approved by security
holders (2)	0.1	24.50	—
Total	12.5	33.54	59.7
____________________
(1)	Included in this amount are 38.1 million securities available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan.
(2)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, which was terminated by the Board in December 2004.

2014 Proxy Statement   58

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 31, 2014, for each person or entity who is known by Autodesk to own beneficially more than 5% of the outstanding shares of Autodesk Common Stock, each of Autodesk’s directors (including the nominees for directors), each of the Named Executive Officers, and all directors and executive officers as a group.

	Common Stock	Percentage
	Beneficially	Beneficially
5% Stockholders, Directors and Officers (1)	Owned (2)	Owned (3)
Principal Stockholders:
BlackRock, Inc. (4)	20,879,821	9.1%
Soroban Master Fund, LP (5)	14,832,625	6.5%
The Vanguard Group, Inc. (6)	15,263,839	6.7%
Wellington Management Company, LLP (7)	12,034,355	5.2%
Non-Employee Directors:
Crawford W. Beveridge (8)	122,646		*
J. Hallam Dawson (9)	222,320		*
Thomas Georgens (10)	4,216		*
Per-Kristian Halvorsen (11)	61,420		*
Mary T. McDowell (12)	56,056		*
Lorrie M. Norrington (13)	55,556		*
Betsy Rafael (14)	—		*
Stacy J. Smith (15)	44,556		*
Steven M. West (16)	61,510		*
Named Executive Officers:
Carl Bass (17)	490,238		*
Mark J. Hawkins (18)	28,491		*
Steven M. Blum (19)	58,135		*
Pascal W. Di Fronzo (20)	20,047		*
Jan Becker (21)	64,457		*
All directors and executive officers as a group (14 individuals) (22)	1,289,648		*

* Represents less than one percent (1%) of the outstanding Common Stock.

____________________
(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares the individual or entity has the right to acquire within 60 days of March 31, 2014, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The total number of shares of Common Stock outstanding as of March 31, 2014, was 229,321,654.
(4)	As of December 31, 2013, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on January 17, 2014, BlackRock, Inc. was deemed to have sole voting power with respect to 17,124,712 shares, sole dispositve power with respect to 20,862,421 shares, and shared voting and dispositive power with respect to 17,400 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(5)	As of February 28, 2014, the reporting date of Soroban Master Fund, LP's most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on March 10, 2014, Soroban Master Fund, LP was deemed to have sole voting and dispositive power with respect to 0 shares, and shared voting and dispositive power with respect to 14,832,625 shares. The address of Soroban Master Fund, LP is 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands.
(6)	As of December 31, 2013, the reporting date of The Vanguard Group, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 6, 2014, The Vanguard Group, Inc. was deemed to have sole voting power with respect to 368,726 shares, sole dispositive power with respect to 14,923,113 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 340,726 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	As of December 31, 2013, the reporting date of Wellington Management Company, LLP’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 14, 2014, Wellington Management Company, LLP was deemed to have sole

2014 Proxy Statement   59

voting and dispositive power with respect to 0 shares, shared voting power with respect to 8,241,848 shares, and shared dispositive power with respect to 12,034,355 shares. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.
(8)	Includes 60,000 shares subject to options exercisable within 60 days of March 31, 2014. Includes 35,473 shares held by trust.
(9)	Includes 80,000 shares subject to options exercisable within 60 days of March 31, 2014. Includes 76,564 shares held by trust.
(10)	Includes 0 shares subject to awards exercisable within 60 days of March 31, 2014.
(11)	Includes 50,000 shares subject to options exercisable within 60 days of March 31, 2014.
(12)	Includes 45,000 shares subject to options exercisable within 60 days of March 31, 2014.
(13)	Includes 50,000 shares subject to options exercisable within 60 days of March 31, 2014.
(14)	Upon appointment to the Board on September 19, 2013, Ms. Rafael was granted 12,400 restricted stock units, none of which vest within 60 days of March 31, 2014.
(15)	Includes 33,500 shares subject to options exercisable within 60 days of March 31, 2014.
(16)	Includes 20,000 shares subject to options exercisable within 60 days of March 31, 2014. Includes 24,905 shares held by trust.
(17)	Includes 225,000 shares subject to options exercisable within 60 days of March 31, 2014. Includes 90,057 shares held by an irrevocable trust, as to which Mr. Bass holds sole voting rights, but no dispositive rights, as special voting trustee. Mr. Bass disclaims beneficial ownership of the shares held in trust except to the extent of his pecuniary interest.
(18)	Includes 0 shares subject to options exercisable within 60 days of March 31, 2014.
(19)	Includes 37,500 shares subject to options exercisable within 60 days of March 31, 2014.
(20)	Includes 6,875 shares subject to options exercisable within 60 days of March 31, 2014.
(21)	Includes 6,875 shares subject to options exercisable within 60 days of March 31, 2014.
(22)	Includes 614,750 shares subject to options exercisable, and restricted stock units that vest, within 60 days of March 31, 2014.

2014 Proxy Statement   60

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of
Related Person Transactions

Autodesk’s Related Party Transactions Policy states that all transactions between or among Autodesk and its wholly-owned subsidiaries and any Related Party (as defined in the policy) requires the prior written approval of the Chief Financial Officer. Non-routine transactions with vendors and suppliers to Autodesk and its wholly-owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and the charter for the Audit Committee, our Audit Committee reviews and approves in advance any proposed “related person” transactions (as defined in Item 404 of SEC Regulation S-K). Any related person transaction will be disclosed in an SEC filing as required by SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3, and changes in ownership on Form 4 or 5, with the SEC and the NASDAQ. Such executive officers, directors and stockholders are also required by SEC rules to furnish Autodesk with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2014, we are not aware of any late Section 16(a) filings.

2014 Proxy Statement   61

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board consisting solely of independent directors as required by the listing standards of the NASDAQ and rules of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on Autodesk’s website at www.autodesk.com under “Investor Relations—Corporate Governance.” The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As described more fully in its charter, the Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and oversight of the management of risks associated with the Company’s financial reporting, accounting and auditing matters. The Audit Committee oversees the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, Ernst & Young LLP. That oversight includes: conducting a review of Ernst & Young LLP’s independence; reviewing and approving the planned scope of our annual audit; overseeing Ernst & Young LLP’s audit work; reviewing and pre-approving any audit and non-audit services that may be performed by Ernst & Young LLP; reviewing with management and Ernst & Young LLP the adequacy of our internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; monitoring the rotation of partners of Ernst & Young LLP on our audit engagement team as required by regulation; reviewing the Company’s treasury policies; and overseeing the performance of our internal audit function. The Audit Committee establishes and oversees the procedures for handling complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding these matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and Ernst & Young LLP. The Audit Committee held 14 meetings during fiscal 2014. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. Within this context, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2014 with management and Ernst & Young LLP.

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young LLP the independence of that firm, and has considered whether the provision of non-audit services was compatible with maintaining that independence. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees.” The Audit Committee also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board (and the Board has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Lorrie M. Norrington (Chair)
J. Hallam Dawson
Steven M. West
Betsy Rafael

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OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, shares of Common Stock represented by proxy will be voted in accordance with the discretion of the proxy holders.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Autodesk urges you to vote at your earliest convenience.

THE BOARD OF DIRECTORS

April 25, 2014
San Rafael, California

2014 Proxy Statement   63

Appendix A

AUTODESK, INC.

EXECUTIVE INCENTIVE PLAN

AS AMENDED AND RESTATED APRIL 19, 20141

     1) Purposes of the Plan. This Autodesk, Inc. Executive Incentive Plan sets forth the plan for payment of cash bonuses to those executive officers of the Company designated for participation and is intended to increase stockholder value and the success of the Company by motivating executives to perform to the best of their abilities and to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or one of its business units or upon the achievement of objectively determinable performance goals. The Plan is intended to permit the payment of bonuses that may qualify as Performance-Based Compensation as well as of bonuses which are not intended to qualify as Performance-Based Compensation. The Plan, as amended and restated as of April 19, 2014, is effective with respect to Awards relating to fiscal years 2016 and later. Awards with respect to fiscal years prior to fiscal year 2016 shall be governed by the terms of the Autodesk, Inc. Executive Incentive Plan as in effect immediately prior to this amendment and restatement.

     2) Definitions.

     (a) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

     (b) “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

     (c) “Base Salary” means, as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

     (d) “Board” means the Board of Directors of the Company.

     (e) “Cash Position” means the Company’s level of cash and cash equivalents.

     (f) “Code” means the Internal Revenue Code of 1986, as amended.

     (g) “Committee” means the Compensation and Human Resources Committee of the Board, or a sub-committee of the Compensation and Human Resources Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

     (h) “Company” means Autodesk, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

     (i) “Earnings Per Share” means, as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

     (j) “Fiscal Year” means a fiscal year of the Company.

     (k) “Maximum Award” means as to any Participant for any Performance Period, $4 million.

     (l) “Net Income” means, as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles.

     (m) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

     (n) “Operating Margins” means the ratio of Operating Income to Annual Revenue.

     (o) “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

____________________
1       The Plan as amended and restated by the Board of Directors on April 19, 2014 was approved by the stockholders on June 10, 2014.

2014 Proxy Statement

     (p) “Participant” means an eligible executive or key employee of the Company selected by the Committee, in its sole discretion, to participate in the Plan for a Performance Period.

     (q) “Payout Determination Date” means the date upon which the Committee determines the amounts payable pursuant to the Target Award and Payout Formula with respect to any previously completed Performance Period, in accordance with Section 8(a).

     (r) “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Target Award. The formula or matrix may differ from Participant to Participant.

     (s) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

     (t) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Operating Margins, (g) Operating Income, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales, (k) Total Stockholder Return, (l) recurring revenue (including annualized), (m) bookings, (n) billings, (o) number of customers, (p) objective customer indicators, (q) expenses, (r) cost reduction goals, (s) economic value added, (t) cash flow (including operating cash flow or free cash flow), (u) cash flow per share and (v) sales or revenue targets, including product or product family targets. The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period. The measures which constitute the Performance Goals may, at the discretion of the Committee, be based on Pro Forma numbers and may, as the Committee specifies, either include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company. The Performance Goals may differ from Participant to Participant and from Award to Award. In establishing a Performance Goal on the Target Determination Date, the Committee may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 (or any successor thereto) and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results. None of the actions taken by the Committee in accordance with this Section 2(t) shall cause any compensation which is intended to qualify as Performance-Based Compensation to fail to so qualify.

     (u) “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

     (v) “Plan” means this Autodesk, Inc. Executive Incentive Plan.

     (w) “Plan Year” means the Company’s fiscal year.

     (x) “Pro Forma” means calculation of a Performance Goal in a manner that excludes extraordinary or one-time expenses or credits, such as restructuring expenses, extraordinary tax events, expenses or credits related to stock options and/or other equity compensation or the like, instead of conforming to generally accepted accounting principles.

     (y) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

     (z) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

     (aa) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

     (bb) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

     (cc) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

     (dd) “Target Determination Cutoff Date” means the latest possible date that will not jeopardize a Target Award’s qualification as Performance-Based Compensation.

2014 Proxy Statement

     (ee) “Target Determination Date” means the date upon which the Committee sets the Target Award and Payout Formula with respect to any Performance Period, in accordance with Section 7.

     (ff) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

     3) Plan Administration.

     (a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m) to the extent the Committee intends that bonuses payable hereunder constitute performance-based compensation under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

          i) discretionary authority to adopt Target Awards and Payout Formulae under this Plan for a given Performance Period on or prior to the Target Determination Cutoff Date;

          ii) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

          iii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

          iv) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

     (b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

     4) Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee, and are generally expected to include executive officers of the Company who are subject to Section 16 of the Securities and Exchange Act of 1934 and any other key employees who are specifically designated by the Committee for participation in the Plan in its sole discretion. Executives who earn sales commissions are generally not included in the Plan. Unless specifically excepted, a Participant must be actively employed on the last day of the Performance Period to be eligible to receive a payment hereunder. No person shall be automatically entitled to participate in the Plan.

     5) Performance Goal Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date.

     6) Target Award Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing on or prior to the Target Determination Cutoff Date.

     7) Determination of Payout Formula. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) shall provide for the payment of a Participant’s Award if the Performance Goals for the Performance Period are achieved, and (c) may provide for an Award payment greater than or less than the Participant’s Target Award, depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

     8) Payout Determination; Award Payment.

     (a) Payout Determination and Certification. On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

2014 Proxy Statement

     (b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

     (c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

     (d) Timing of Distributions. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than 2 ½ months after the end of the applicable Performance Period.

     (e) Deferral; Section 409A. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. The Company intends that the Plan comply in form and operation with Section 409A of the Code. Accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. However, the Company makes no representation that any or all of the payments under the Plan will be exempt from or comply with Section 409A of the Code. Each amount to be paid under the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant's termination of employment shall instead be paid on the first business day after the date that is six months following such termination of employment (or, if earlier, the Participant’s date of death).

     9) Non-Performance-Based Compensation Bonuses. Notwithstanding and without regard to any other provision in this Plan, the Committee may determine to pay cash bonuses hereunder that are not intended to constitute Performance-Based Compensation and which shall be payable pursuant to such terms and conditions as the Committee may determine in its sole discretion; provided, however, that in no event shall payment of a bonus hereunder that is not intended to be Performance-Based Compensation be contingent upon failure to achieve the performance goals under an otherwise performance-based arrangement, in accordance with Section 1.162-27(e)(2)(v) of the regulations promulgated under Section 162(m).

     10) Term of Plan. The Plan was approved by the Company’s stockholders on June 23, 2005, and shall continue until terminated under Section 11 of the Plan.

     11) Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

     12) Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

     13) At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

     14) Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

2014 Proxy Statement

     15) Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

     16) Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

     17) Governing Law. The Plan shall be governed by the laws of the State of California.

2014 Proxy Statement

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain

1a Carl Bass	☐	☐	☐

1b Crawford W. Beveridge	☐	☐	☐

1c J. Hallam Dawson	☐	☐	☐
1d Thomas Georgens	☐	☐	☐

1e Per-Kristian Halvorsen	☐	☐	☐

1f Mary T. McDowell	☐	☐	☐

1g Lorrie M. Norrington	☐	☐	☐

1h Betsy Rafael	☐	☐	☐

1i Stacy J. Smith	☐	☐	☐

1j Steven M. West	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain

2. Ratify the appointment of Ernst & Young LLP as Autodesk, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2015.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		For	Against	Abstain
3.	Approve, on an advisory (non-binding) basis, the compensation of Autodesk, Inc.’s named executive officers.	☐	☐	☐

4.	Approve the Autodesk, Inc. Executive Incentive Plan, as amended, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date
Signature (Joint Owners)	Date

2014 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is/are available at www.proxyvote.com.

2014 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. (“Autodesk”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2014, and hereby appoints Carl Bass and Pascal W. Di Fronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of Autodesk to be held on June 10, 2014, at 2:30 p.m., Pacific time, at The Landmark, One Market Street, 2nd Floor, San Francisco, CA 94105 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to Autodesk’s Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2015, FOR the approval, on an advisory (non-binding) basis, of the compensation of Autodesk’s named executive officers and FOR the Autodesk, Inc. Executive Incentive Plan.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side

2014 Proxy Statement